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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MELLANOX TECHNOLOGIES, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF
2013 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 13, 2013

To our Shareholders:

        You are cordially invited to attend our 2013 annual general meeting of shareholders, which will be held at the offices of Mellanox Technologies, Ltd., located at Beit Mellanox, Yokneam, Israel 20692, on Monday, May 13, 2013 at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time). Shareholders may also participate in the meeting via a live webcast on the investor relations section of the Mellanox website at www.mellanox.com. Please access the website 15 minutes prior to the start of the meeting to download and install any necessary audio software. You may also participate in the meeting via teleconference by dialing the toll-free U.S. telephone number (800) 895-0231, the international telephone number +1 (785) 424-1054 or the toll-free Israeli telephone number 1-809-256-145 at least 15 minutes prior to the start of the meeting and referencing the conference ID number MLNX0513.

        We are holding the annual general meeting for the following purposes:

  1.
  To elect directors to hold office until our 2014 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal;

  2.
  To elect Amal M. Johnson and Thomas J. Riordan as our outside directors, each to hold office for an additional three-year term, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal, subject to and in accordance with the provisions of the Israeli Companies Law, 1999;

  3.
  To approve the appointment of Eyal Waldman, our president and chief executive officer, as chairman of the board of directors for an additional three-year term, or until his successor has been duly elected, or until his earlier death, resignation, removal or termination of service as a director;

  4.
  To approve a cash bonus to be paid to Mr. Waldman in the amount of $470,755 for services rendered for the fiscal year ended December 31, 2012;

  5.
  To approve the grant to Mr. Waldman of 65,000 restricted stock units;

  6.
  To conduct an advisory vote to approve the compensation of our named executive officers;

  7.
  To approve certain changes to the annual retainer fees paid to non-employee directors;

  8.
  To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and to authorize our audit committee to determine our accounting firm's fiscal 2013 remuneration in accordance with the volume and nature of their services; and

  9.
  To receive management's report on our business for the year ended December 31, 2012 and to transact any other business as may properly come before the meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

        These items of business to be transacted at the meeting are more fully described in the proxy statement, which is part of this notice.

        The meeting will begin promptly at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time) and check-in will begin at 4:00 p.m. local Israeli time. Only holders of record of ordinary shares at the close of business on April 8, 2013, the record date, are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

        All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting. Even if you have given your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL
GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2013

The proxy statement, proxy card and annual report to shareholders are available at
https://proxydocs.com/mlnx.

                      By order of the board of directors,

                      Alan C. Mendelson
                       Secretary

Menlo Park, California
April    , 2013

Page
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE MEETING	1
PROPOSAL ONE—ELECTION OF DIRECTORS	14
PROPOSAL TWO—ELECTION OF OUTSIDE DIRECTORS	16
PROPOSAL THREE—APPROVAL OF APPOINTMENT OF EYAL WALDMAN, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, AS CHAIRMAN OF THE BOARD OF DIRECTORS	19
PROPOSAL FOUR—APPROVAL OF CASH BONUS TO BE PAID TO EYAL WALDMAN	20
PROPOSAL FIVE—APPROVAL OF THE GRANT OF RESTRICTED STOCK UNITS TO EYAL WALDMAN	21
PROPOSAL SIX—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY VOTE") AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT	21
PROPOSAL SEVEN—APPROVAL OF CHANGES TO ANNUAL RETAINER FEES PAID TO NON-EMPLOYEE DIRECTORS	23
PROPOSAL EIGHT—APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION	24
REPORT OF THE AUDIT COMMITTEE	26
REPORT OF THE COMPENSATION COMMITTEE	28
COMPENSATION DISCUSSION AND ANALYSIS	29
SECURITY OWNERSHIP	43
EXECUTIVE OFFICERS	47
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS	48
WHERE YOU CAN FIND ADDITIONAL INFORMATION	57
OTHER MATTERS	58

PROXY STATEMENT FOR
2013 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 13, 2013

        This proxy statement is furnished to our shareholders as of the close of business on April 8, 2013, the record date, in connection with the solicitation of proxies by our board of directors for use at our annual general meeting of shareholders, to be held at the offices of Mellanox Technologies, Ltd., located at Beit Mellanox, Yokneam, Israel, on Monday, May 13, 2013 at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time) and at any adjournments or postponements of the meeting. We are mailing this proxy statement and the proxy card, together with a copy of our annual report to shareholders, to our shareholders on or about April 12, 2013.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING
AT THE MEETING

Why am I receiving this proxy statement?	You are receiving this proxy statement from us because you were a shareholder of record at the close of business on the record date of April 8, 2013. As a shareholder of record, you are invited to attend our annual general meeting of shareholders and are entitled to vote on the items of business described in this proxy statement. This proxy statement contains important information about the meeting and the items of business to be transacted at the meeting. You are strongly encouraged to read this proxy statement, which includes information that you may find useful in determining how to vote.
As of April 8, 2013, there were ordinary shares outstanding. Our ordinary shares are our only class of voting stock.
Who is entitled to attend and vote at the meeting?

Only holders of record of shares of our ordinary shares at the close of business on April 8, 2013 are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

How can I listen to the annual general meeting if I do not attend in person?

You are invited to listen to the annual general meeting live via webcast on May 13, 2013, at the investor relations section of the Mellanox website at www.mellanox.com, beginning at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time). It is recommended that shareholders access the website at least 15 minutes prior to the designated starting time in order to download and install any necessary audio software.

The annual general meeting will also be available via telephone conference call. In order to access the telephone conference call, dial the toll-free U.S. telephone number (800) 895-0231, the international telephone number +1 (785) 424-1054 or the toll-free Israeli telephone number 1-809-256-145 at least 15 minutes prior to the designated starting time and mention the conference ID number MLNX0513. Neither the webcast nor the teleconference will enable you to vote your shares.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum) ?

The presence at the meeting, in person or represented by proxy or by voting instruction card, of at least two shareholders holding at least 33 1/3% of our ordinary shares issued and outstanding on the record date and entitled to vote at the meeting will constitute a quorum for the transaction of business.

What happens if a quorum is not present?

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting will stand adjourned for one week, to May 20, 2013 at the same hour and place, without any notification to shareholders. If a quorum is not present at the adjourned date of the meeting on May 20, 2013 within half an hour of the time fixed for the commencement thereof, subject to the terms of applicable law, the persons present at the meeting on the adjourned date of May 20, 2013 will constitute a quorum.

What items of business will be voted on at the meeting?

The items of business to be voted on at the meeting are as follows:
1. To elect directors to hold office until our 2014 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal;

2. To elect Amal M. Johnson and Thomas J. Riordan as our outside directors, each to hold office for an additional three-year term, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal, subject to and in accordance with the provisions of the Israeli Companies Law, 1999 (the "Companies Law");

3. To approve the appointment of Eyal Waldman, our president and chief executive officer, as chairman of the board of directors for an additional three-year term, or until his successor has been duly elected, or until his earlier death, resignation, removal or termination of service as a director;

4. To approve the cash bonus to be paid to Mr. Waldman in the amount of $470,755 for services rendered for the fiscal year ended December 31, 2012;
5. To approve the grant of 65,000 restricted stock units to Mr. Waldman;
6. To conduct an advisory vote to approve the compensation of our named executive officers;
7. To approve certain changes to the annual retainer fees paid to non-employee directors; and

8. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and to authorize our audit committee to determine our accounting firm's remuneration in accordance with the volume and nature of their services.

What happens if additional matters are presented at the meeting?

The only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement. As of the date of this proxy statement, no shareholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on the matters in accordance with their best judgment and as they deem advisable.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares "FOR" the election of each of the director nominees who are not outside directors identified in this proxy statement, "FOR" the election of Amal M. Johnson and Thomas J. Riordan as our outside directors, "FOR" the appointment of Mr. Waldman as the chairman of the board of directors, "FOR" the cash bonus to be paid to Mr. Waldman, "FOR" the approval of the grant of 65,000 restricted stock units to Mr. Waldman, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, "FOR" the changes to the annual retainer fees paid to non-employee directors and "FOR" the appointment of PricewaterhouseCoopers LLP and the authorization of audit committee determination of their fiscal 2013 remuneration.

What shares can I vote at the meeting?

You may vote all of the shares you owned as of April 8, 2013, the record date, including shares held directly in your name as the shareholder of record and all shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by fully completing, signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope.

Beneficial Owner.    If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee to vote your shares as you instruct in the voting instruction card. The broker, trustee or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting as you instruct in the voting instruction card. If you hold shares through a broker, trustee or nominee, other than for shares that are traded through the Tel-Aviv Stock Exchange, or TASE, you may also vote in person at the meeting, but only after you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote your shares at the meeting. Your broker, trustee or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, trustee or nominee how to vote your shares.

If you hold shares that are traded through TASE, the TASE Clearing House Member through which the shares are held will send you by electronic mail, free of charge, no later than five days following the record date, a link to a voting instruction card in the form filed by us on the distribution site of the Israeli Securities Authority, MAGNA, at www.magna.isa.gov.il, on April 3, 2013, unless you inform the TASE Clearing House Member through which the shares are held that you do not wish to receive said link, or if you inform it that you wish to receive a voting instruction card by mail, against the payment of mailing costs only. If you hold shares that are traded through TASE, you may also vote in person at the meeting, but only after providing a proof of ownership certificate from the TASE Clearing House member through which the shares are held indicating that you were the beneficial owner of the shares on the record date.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the shareholder of record or as a beneficial owner, you may direct how your shares are voted without attending the meeting by completing and returning the enclosed proxy card or voting instruction card (as described below). If you provide specific instructions with regard to items of business to be voted on at the meeting, your shares will be voted as you instruct on those items. Proxies properly signed, dated and submitted to us that do not contain voting instructions and are not revoked prior to the meeting will be voted "FOR" the election of each of the director nominees who are not outside directors identified in this proxy statement, "FOR" the election of Amal M. Johnson and Thomas J. Riordan as our outside directors, "FOR" the appointment of Mr. Waldman as the chairman of the board of directors, "FOR" the cash bonus to be paid to Mr. Waldman, "FOR" the approval of the grant of 65,000 restricted stock units to Mr. Waldman, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, "FOR" the changes to the annual retainer fees paid to non-employee directors and "FOR" the appointment of PricewaterhouseCoopers LLP and the authorization of audit committee determination of their fiscal 2013 remuneration.

Voting by Telephone or over the Internet.    You may also vote by telephone or over the Internet by following the instructions included on the enclosed proxy card or voting instruction card. You may vote by telephone or over the Internet until 11:59 p.m. Eastern Daylight Time the day before the meeting.

If you own shares that are traded through TASE, you may vote your shares by mail as follows: sign and date a voting instruction card in the form filed by us on the distribution site of the Israeli Securities Authority, MAGNA, at www.magna.isa.gov.il, on April 3, 2013 and attach to it a proof of ownership certificate from the TASE Clearing House member through which the shares are held indicating that you were the beneficial owner of the shares on the record date, and return the voting instruction card, along with the proof of ownership certificate, to us, as described in the instructions available on MAGNA, no later than 72 hours prior to the meeting.

How can I vote my shares in person at the meeting?

Shares held in your name as the shareholder of record may be voted in person at the meeting (after providing proof of identification). Shares held beneficially in street name, other than for shares that are traded through TASE, may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. You should be prepared to present photo identification for admittance. Please also note that if you are not a shareholder of record but hold shares through a broker, trustee or nominee, other than for shares that are traded through TASE, you will need to provide proof of beneficial ownership as of the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee or other similar evidence of ownership. If your shares are traded through TASE, you will need to provide a proof of ownership certificate from the TASE Clearing House member through which the shares are held indicating that you were the beneficial owner of the shares on the record date. The meeting will begin promptly at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time). Check-in will begin at 4:00 p.m. local Israeli time. Even if you plan to attend the meeting, we recommend that you also complete, sign and date the enclosed proxy card or voting instruction card and return it promptly in the accompanying postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, by providing a written notice of revocation to our corporate secretary prior to your shares being voted or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are a beneficial owner, you may change your vote by submitting a new voting instruction card to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

If you voted your shares by submitting a voting instruction card in the form filed on MAGNA (whether you hold shares directly as the shareholder of record or as a beneficial owner), you may apply to the company's address at Beit Mellanox, Yokneam, Israel 20692, no later than 24 hours prior to the meeting, and after providing a proof of identification to the satisfaction of the company's secretary, withdraw your voting instruction card. If you do so, you will be entitled to vote only in person at the meeting.

Is my vote confidential?

Proxy cards, voting instructions, ballots and voting tabulations that identify individual shareholders are not secret; however, all such materials will be handled in a manner intended to reasonably protect your voting privacy. Your vote will not be disclosed, except as required by law and except as required to American Stock Transfer and Trust Company, our transfer agent, to allow for the tabulation of votes and certification of the vote and to facilitate a successful proxy solicitation.

How are votes counted and what vote is required to approve each item?

Each outstanding ordinary share entitles the holder thereof to one vote on each matter considered at the meeting. Shareholders are not entitled to cumulate their votes in the election of directors or with respect to any other matter submitted to a vote of the shareholders pursuant to this proxy statement.

The election of each of Eyal Waldman, Dov Baharav, Glenda Dorchak, Irwin Federman and Thomas Weatherford as directors requires the vote of the holders of a majority of the voting power represented at the annual general meeting in person or by proxy or written ballot and voting thereon. You may vote either "FOR" or "AGAINST" the election of each nominee, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to the election of any nominee will not be voted, although it will be counted for purposes of determining whether there is a quorum present.

The election of each of the outside director nominees, Amal M. Johnson and Thomas J. Riordan, requires the vote of the holders of a majority of the voting power represented at the annual general meeting in person or by proxy or written ballot and voting on the election of the outside directors, provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the election (other than a personal interest which is not the result of an affiliation of the shareholder with the controlling shareholder) voted at the meeting are voted in favor of the election of the outside director nominee (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest in the election voted against the election of the outside director nominee does not exceed two percent of the aggregate voting rights in the company. You may vote either "FOR" or "AGAINST" the election of each outside director nominee, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to the election of any outside director nominee will not be voted, although it will be counted for purposes of determining whether there is a quorum present.

The approval of the appointment of Mr. Waldman, our president and chief executive officer, as the chairman of the board of directors requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon, provided that (i) at least two-thirds of the shares of non-controlling shareholders or shareholders that do not have a personal interest in such approval voted at the meeting are voted in favor (disregarding abstentions) of Mr. Waldman's appointment as the chairman of the board of directors or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against this proposal does not exceed two percent of the aggregate voting rights in the company. You may vote either "FOR" or "AGAINST" the appointment of Mr. Waldman as chairman of the board of directors, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to the appointment of Mr. Waldman will not be voted with respect to such appointment, although it will be counted for purposes of determining whether there is a quorum present.

The approval of the cash bonus to be paid to Mr. Waldman in the amount of $470,755 for services rendered for the fiscal year ended December 31, 2012 requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon provided that (a) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in such approval voted at the meeting are voted in favor of this proposal (disregarding abstentions) or (b) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against this proposal does not exceed two percent of the aggregate voting rights in the company. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The approval of the grant of 65,000 restricted stock units to Mr. Waldman requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in such approval voted at the meeting are voted in favor of this proposal (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against this proposal does not exceed two percent of the aggregate voting rights in the company. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The approval, on an advisory basis, of the compensation of our named executive officers requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The approval of the changes to the annual retainer fees paid to non-employee directors requires (until the adoption of a compensation policy in accordance with the Companies Law) the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in such approval voted at the meeting are voted in favor of this proposal (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against this proposal does not exceed two percent of the aggregate voting rights in the company. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The appointment of PricewaterhouseCoopers LLP and authorization of audit committee determination of their fiscal 2013 remuneration requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

What is a "broker non-vote"?

Under the rules that govern brokers and banks that have record ownership of our ordinary shares that are held in street name for their clients such as you, who are the beneficial owners of the shares, brokers and banks have the discretion to vote such shares on routine matters. Each of the following matters is considered to be a non-routine matter on which brokers do not have discretion to vote: (i) the election of directors who are not outside directors identified in this proxy statement, (ii) the election of Amal M. Johnson and Thomas J. Riordan as our outside directors, (iii) the appointment of Mr. Waldman, our president and chief executive officer, as the chairman of the board of directors, (iv) the approval of the cash bonus to be paid to Mr. Waldman, (v) the grant of restricted stock units to Mr. Waldman, (vi) the advisory vote to approve the compensation of our named executive officers and (vii) the approval of changes to the annual retainer fees paid to non-employee directors. We encourage you to provide instructions to your broker regarding the voting of your shares; otherwise, if you do not provide instructions to your broker or bank regarding how to vote your shares on the non-routine proposals set forth in this proxy, then your shares will NOT be voted on these important shareholder proposals.

Further, this means that, without your instructions, your broker may ONLY vote your shares on the appointment of PricewaterhouseCoopers LLP. If you do not otherwise instruct your broker or bank, the broker or bank may vote your shares on routine matters. A "broker non-vote" occurs when a broker or bank expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are "broker non-votes" counted?

Broker non-votes will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will NOT be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented by your proxy will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will NOT be counted in tabulating the voting result for any particular proposal.

What happens if the meeting is adjourned?

Assuming the presence of a quorum, if our annual general meeting is adjourned to another time and place, no additional notice will be given of the adjourned meeting if the time and place of the adjourned meeting is announced at the annual general meeting, unless the adjournment is for more than 21 days, in which case a notice of the adjourned meeting will be given to each shareholder of record as of April 8, 2013 entitled to vote at the adjourned meeting. At the adjourned meeting, we may transact any items of business that might have been transacted at the annual general meeting.

Who will serve as inspector of elections?	A representative of American Stock Transfer and Trust Company, our transfer agent, will tabulate the votes and act as inspector of elections at the meeting.
What should I do in the event that I receive more than one set of proxy materials?

You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?

The enclosed proxy is being solicited on behalf of our board of directors. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to solicitation by mail, our directors, officers, employees and agents may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies. We may pay compensation to a proxy soliciting agent, if we retain one. Copies of the proxy materials will be furnished to brokerage firms, banks, trustees, custodians and other nominees holding beneficially owned shares of our ordinary shares, who will forward the proxy materials to the beneficial owners. We may reimburse brokerage firms, banks, trustees, custodians and other agents for the costs of forwarding the proxy materials. Our costs for forwarding proxy materials are not expected to be significant.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting and publish the final voting results in a Current Report on Form 8-K filed within four business days after the meeting.
What is the deadline for submitting proposals for consideration at next year's annual general meeting of shareholders or to nominate individuals to serve as directors?	As a shareholder, you may be entitled to present proposals for action at a future meeting of shareholders, including director nominations.

Shareholder Proposals:    For a shareholder proposal to be considered for inclusion in our proxy statement for the annual general meeting to be held in 2014, the proposal must be in writing and received by the secretary of the company at the offices of Mellanox Technologies, Ltd., c/o Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, Attention: Corporate Secretary, no later than December 13, 2013, or such proposal will be considered untimely under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the date of our 2014 annual general meeting is more than 30 days before or 30 days after the anniversary date of our 2013 annual general meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Shareholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and any other applicable rules established by the Securities and Exchange Commission, or SEC. Proposals of shareholders intended to be presented at the annual general meeting to be held in 2014 without inclusion of such proposals in our proxy statement relating to such annual general meeting must be received not later than 60 days and not more than 120 days before such annual general meeting. Shareholders are also advised to review our amended and restated articles of association, which contain additional requirements with respect to advance notice of shareholder proposals.

Nomination of Director Candidates:    Any proposals for director candidates must be in writing, include the name and address of the shareholder who is making the nomination and of the nominee and should be directed to the secretary of the company at the offices of Mellanox Technologies, Ltd, c/o Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, Attention: Corporate Secretary, or such proposal may not be acknowledged by the company. Our amended and restated articles of association also require that any proposal for nomination of directors include the consent of each nominee to serve as a member of our board of directors, if so elected. Shareholders are also advised to review our amended and restated articles of association, which contain additional requirements with respect to shareholder nominees for our board of directors. In addition, the shareholder must give timely notice to the secretary of the company in accordance with the provisions of our amended and restated articles of association, which require that the notice be received by the secretary of the company no later than February 12, 2014.

PROPOSAL ONE—ELECTION OF DIRECTORS

Members of the Board of Directors

        Five directors (who are not outside directors in accordance with the Companies Law) are to be elected at the meeting to serve until the next annual general meeting of shareholders, or until their respective successors have been elected and have qualified or until their earlier resignation or removal. In accordance with the Companies Law, outside directors are elected for three-year terms, and the nominees for outside directors are included in Proposal Two below.

        The names of each member of our board of directors, including each nominee for director, their ages as of April 1, 2013 and principal occupations are as follows:

Name	Current Term Expires	Age	Principal Occupation
Eyal Waldman	2013	52	President, Chief Executive Officer and Chairman of the Board of Directors, Mellanox Technologies, Ltd.
Dov Baharav	2013	62	Chairman of the Board of Directors, Israel Aerospace Ltd.
Glenda Dorchak	2013	58	Executive Vice President and General Manager, Spansion Inc.
Irwin Federman	2013	77	General Partner, U.S. Venture Partners
Thomas Weatherford	2013	66	Former Executive Vice President and Chief Financial Officer, Business Objects SA
OUTSIDE DIRECTORS
Amal M. Johnson	2013	60	Executive Chairman, Author-it Software Corporation
Thomas J. Riordan	2013	56	Executive Vice President and Chief Operating Officer, Mosys, Inc.

Director Nominees

        Our board of directors has nominated Eyal Waldman, Dov Baharav, Glenda Dorchak, Irwin Federman and Thomas Weatherford for reelection to our board of directors. Certain information regarding their individual experience, qualifications, attributes and skills that led our board of directors to conclude that they should serve on the board is described below. Each nominee for director has consented to being named in this proxy statement and has indicated a willingness to serve if elected. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment as they deem advisable. If elected, Mr. Waldman, Mr. Baharav, Ms. Dorchak, Mr. Federman and Mr. Weatherford will hold office until our annual general meeting of shareholders to be held in 2014, or until their respective successors have been elected and have qualified or until their earlier resignation or removal. Please refer to the description of the compensation of our directors under the heading "Director Compensation" in this proxy statement.

        Eyal Waldman is a co-founder of Mellanox, and has served as our president, chief executive officer and chairman of our board of directors since March 1999. From March 1993 to February 1999, Mr. Waldman served as vice president of engineering and was a co-founder of Galileo Technology, Ltd., or Galileo, a semiconductor company, which was acquired by Marvell Technology Group, Ltd. in January 2001. From August 1989 to March 1993, Mr. Waldman held a number of design and architecture related positions at Intel Corporation, a manufacturer of computer, networking and communications products. Mr. Waldman also previously served on the board of directors of a number of private companies. Mr. Waldman holds a Bachelor of Science in Electrical Engineering and a Master of Science in Electrical Engineering from the Technion—Israel Institute of Technology. Mr. Waldman is located in Israel. Mr. Waldman's qualifications to serve on our board of directors include his role as a co-founder of Mellanox, more than a decade of service as our president, chief executive officer and chairman of our board of directors, and his design, engineering and architecture expertise. Our board of directors particularly values Mr. Waldman's extensive experience in the semiconductor industry and as our chief executive officer, which gives him unique insights into the company's challenges, opportunities and operations.

        Dov Baharav has served as a member of our board of directors since November 2010. Mr. Baharav has served as the chairman of the board of directors of Israel Aerospace Industries, Ltd., a defense and civil aerospace technology company, since July 2011. From July 2002 until November 2010, Mr. Baharav served as president and chief executive officer of Amdocs Management Limited, or Amdocs, a communications services company. He also served as a member of Amdocs' board of directors and executive committee from July 2002 until November 2010. Mr. Baharav joined Amdocs in 1991 as vice president and then president of Amdocs' principal U.S. subsidiary, Amdocs, Inc., and served as chief financial officer of Amdocs from 1995 until June 2002. From 1983 until 1991, Mr. Baharav served as chief operating officer of Oprotech Ltd., an electro-optical device company. Mr. Baharav is involved with the College of Management Academic Studies in Rishon Lezion, Israel. He is also a member of the board of directors of SeamBI, a private advertising technology company. Mr. Baharav holds a Bachelor of Science degree in Physics and Accounting, as well as a Master of Business Administration, from the University of Tel Aviv. Mr. Baharav is located in Israel. Mr. Baharav's qualifications to serve on our board of directors include his executive experience and his accounting and finance expertise and his experience in the technology industry. Our board of directors particularly values Mr. Baharav's extensive leadership experience in growing companies that operate in the software and computer industries, most notably his positions at Amdocs Management Limited.

        Glenda Dorchak has served as a member of our board of directors since July 2009. Her current position of executive vice president and general manager at Spansion Inc., a flash memory provider, commenced in April 2012, and she is responsible for global sales, marketing, operations and product line management. From January 2009 until September 2010, when it was acquired by Red Bend Software, Ms. Dorchak was the chief executive officer and vice chairman of VirtualLogix, Inc., a Sunnyvale, California based provider of virtualization software for wireless and embedded devices. Prior to VirtualLogix, Inc., Ms. Dorchak served as the chairman and chief executive officer of Intrinsyc Software International, Inc., or Intrinsyc, from August 2006 to November 2008 and served on the board of directors of Intrinsyc from September 2003 to December 2004 and again from July 2006 to November 2009. Prior to Intrinsyc, Ms. Dorchak was an executive with Intel Corporation from 2001 to 2006, including serving as vice president and chief operating officer of Intel Corporation's Communications Group; vice president and general manager of Intel's Consumer Electronics Group; and vice president and general manager of the Broadband Products Group. Prior to her tenure at Intel Corporation, she served as chairman and chief executive officer of Value America, Inc., an online retailer, from September 1999 to November 2000. From 1974 to 1998, Ms. Dorchak's career was spent with IBM, both at IBM Canada and later with IBM Corporation based in Raleigh, North Carolina, where she held executive positions with the IBM's Personal Systems Group, including directorships with the Ambra Systems Group and IBM PC North America. Ms. Dorchak is located in the United States. Ms. Dorchak's qualifications to serve on our board of directors include her executive and board member experience in the software and technology industries. Our board of directors particularly values Ms. Dorchak's knowledge, experience and understanding of global markets gained from over 30 years in the technology industry.

        Irwin Federman has served as a member of our board of directors since June 1999 and has served as our lead independent director since March 2010. Mr. Federman has been a general partner of U.S.

Venture Partners, a venture capital firm, since April 1990. Mr. Federman was president and chief executive officer of Monolithic Memories, Inc., a semiconductor company, from 1978 to 1987. Prior to serving as president and chief executive officer, Mr. Federman was the chief financial officer of Monolithic Memories, Inc. from 1970 to 1978. Mr. Federman serves on the boards of directors of SanDisk Corporation, a data storage company, Intermolecular, Inc., a materials analysis and discovery company, Check Point Software Technologies Ltd., a security software company, and a number of private companies and charitable trusts. Previously, Mr. Federman served as a director of Centillium Communications, Inc., a developer and supplier of communications integrated circuits, Living Social, a social-buying company, and Nuance Communications, Inc., a speech recognition software company. Mr. Federman holds a Bachelor of Science in Economics from Brooklyn College and was awarded an Honorary Doctorate of Engineering from Santa Clara University. Mr. Federman is located in the United States. Mr. Federman has served in many senior leadership roles in the semiconductor industry over his career. Our board of directors values Mr. Federman's experience serving as the chief executive officer and chief financial officer of a large, complex, publicly-held technology company. Mr. Federman's private equity experience is important to our board of directors' understanding of business development, financing, strategic alternatives and industry trends. Our board of directors also values Mr. Federman's significant experience, expertise and background in financial and accounting matters, including in the technology industry.

        Thomas Weatherford has served as a member of our board of directors since November 2005. From August 1997 until his retirement in December 2002, Mr. Weatherford served as executive vice president and chief financial officer of Business Objects SA, a provider of business intelligence software. Mr. Weatherford also serves on the boards of directors of Guidewire Software, Inc., an insurance technology company, Tesco Corporation, a global provider of technology-based solutions to the upstream energy industry, Spansion Inc., a provider of flash memory products, and several privately held companies. Mr. Weatherford also previously served on the board of directors of SMART Modular Technologies, Inc., from March 2005 until it was sold to Silverlake Partners in August 2011, Advanced Analogic Technologies, Inc. from July 2004 until February 2011, InfoUSA, Inc. from December 2007 until its acquisition by CCMP Capital Advisors, LLC in July 2010 and Synplicity, Inc. from May 2003 until its acquisition by Synopsys, Inc. in May 2008. Mr. Weatherford holds a Bachelor of Business Administration from the University of Houston. Mr. Weatherford is located in the United States. Mr. Weatherford has also served as a member of an SEC advisory committee on accounting standards. Mr. Weatherford's qualifications to serve on our board of directors include his accounting and finance expertise, experience in the semiconductor and technology industries and service on the boards of directors of several companies. Our board of directors particularly values Mr. Weatherford's experience on public company audit committees and overseeing the preparation of financial statements, as well as his familiarity with accounting standards.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE FIVE NOMINEES FOR DIRECTOR LISTED IN THIS PROPOSAL ONE.

 PROPOSAL TWO—ELECTION OF OUTSIDE DIRECTORS

Outside Director Nominees

        Under Israeli law, we are required to appoint at least two directors who satisfy the criteria for outside directors as defined in the Companies Law. These criteria differ from the criteria for independence under the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Amal M. Johnson and Thomas J. Riordan were elected to serve as our outside directors in 2007 for a three-year term and then reelected to serve as our outside directors in 2010 for an additional three-year term. Our audit committee and board of directors have nominated Ms. Johnson and Mr. Riordan for reelection as outside directors under the Companies Law and determined that, given their expertise and special contribution to the board of directors and its committees, their election for an additional three-year term is for the company's benefit. Certain information regarding their individual experience, qualifications, attributes and skills that led our audit committee and board of directors to conclude that they should serve on the board, is described below. Each nominee for outside director has consented to being named in this proxy statement and has indicated a willingness to serve if elected. Although we do not anticipate that any nominee for outside director will be unavailable for election, if a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment as they deem advisable. If elected, Ms. Johnson and Mr. Riordan will hold office for an additional three-year term until our annual general meeting in 2016, or until his or her successor shall be duly elected or appointed, or until his or her earlier resignation or removal, subject to and in accordance with the provisions of the Companies Law.

        Amal M. Johnson has served as a member of our board of directors since October 2006. Ms. Johnson is currently the executive chairman of the board of directors of Author-it Software Corporation, a Software-as-a-Service private company that provides a platform for creating, maintaining, and distributing single-sourced technical content. Prior to joining Author-it, Ms. Johnson served as the chairman of MarketTools, Inc., from August 2008 through January of 2012, and as chief executive officer from March 2005 through August 2008. Prior to joining MarketTools, Ms. Johnson was a general partner at ComVentures L.P. from April 2004 to March 2005 and a general partner at Lightspeed Venture Partners, focusing on enterprise software and infrastructure, from March 1999 to March 2004. Previously, Ms. Johnson was president of Baan Supply Chain Solutions, an enterprise resource planning software company, from January 1998 to December 1998, president of Baan Affiliates from January 1997 to December 1997, and president of Baan Americas from October 1994 to December 1996. Prior to that, Ms. Johnson served as president of ASK Manufacturing Systems, from August 1993 to July 1994 and held executive positions at IBM from 1977 to June 1993. Ms. Johnson also serves on the board of directors of Intuitive Surgical Inc., a medical device company. Ms. Johnson holds a Bachelor of Arts in Mathematics from Montclair State University, and studied computer science at Stevens Institute of Technology graduate school of engineering. Ms. Johnson is located in the United States. Ms. Johnson's qualifications to serve on our board of directors include her executive and board member experience in the software and technology industries. Our board of directors particularly values Ms. Johnson's significant enterprise infrastructure knowledge acquired from executive leadership roles at software and market research focused companies.

        Thomas Riordan has served as a member of our board of directors since May 2007. Mr. Riordan previously served as a member of our board of directors from February 2003 to February 2005. Mr. Riordan is currently the executive vice president and chief operating officer of Mosys, Inc., a semiconductor company, which he joined in April 2011. Prior to joining Mosys, Mr. Riordan was the chief executive officer of Exclara, Inc., a semiconductor company, a position which he held from August 2006 until March 2011. Prior to Exclara, from January 2005 until July 2006, Mr. Riordan was an Entrepreneur-in-Residence at Bessemer Venture Partners. Prior to Bessemer Venture Partners, from August 2000 to December 2004, Mr. Riordan was vice president of the microprocessor division of PMC-Sierra, Inc., a semiconductor company. From August 1991 to August 2000, Mr. Riordan was chief executive officer, president and a member of the board of directors of Quantum Effect Devices, Inc., a semiconductor design company that Mr. Riordan co-founded. From February 1985 to June 1991, Mr. Riordan served in various design and managerial roles, most recently as director of research and development at MIPS Computer Systems, Inc., a semiconductor design company. From March 1983 to January 1985, Mr. Riordan served as a design engineer at Weitek Corporation, a semiconductor company. From October 1979 to February 1983, Mr. Riordan was a design engineer at Intel Corporation. Mr. Riordan holds a Bachelor of Science degree in Electrical Engineering from Florida Technological University and a Master of Science degree in Electrical Engineering as well as a Bachelor of Arts degree in Government from the University of Central Florida and has done post-graduate work in Electrical Engineering at Stanford University. Mr. Riordan also serves on the boards of directors of PLX Technology, Inc., a semiconductor company, and several private companies. Mr. Riordan is located in the United States. Mr. Riordan's qualifications to serve on our board of directors include his extensive executive, management and board member experience in the semiconductor and technology industries. Our board of directors particularly values Mr. Riordan's more than 30 years of experience as a developer, manager and executive in semiconductors and microprocessors.

Requirements for Outside Directors under the Companies Law

        Under the Companies Law, companies incorporated under the laws of the State of Israel with shares listed on an exchange, including The NASDAQ Global Market, must appoint at least two outside directors. Directors Amal M. Johnson and Thomas J. Riordan qualify as outside directors under the Companies Law. The Companies Law provides that a person may not be appointed as an outside director if the person is a relative of the controlling shareholder of the company or if the person (or any of the person's relatives, partners, employers or anyone to whom the person is directly or indirectly subjected to or any entity under the person's control) has or had during the two years preceding the date of appointment any affiliation with the company, its controlling shareholder, any of the controlling shareholder's relatives, any other entity under the control of the company or the company's controlling shareholder, the chairman of the board of directors of the company, the company's chief executive officer, any beneficial owner of 5% or more of the issued shares or the voting power of the company or the most senior executive officer of the company in the finance field.

        The term affiliation includes:

  •
  an employment relationship;

  •
  a business or professional relationship maintained on a regular basis;

  •
  control; and

  •
  service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to serve as an outside director following the public offering.

        "Office holder" is defined in the Companies Law as a chief executive officer, chief business manager, deputy general manager, vice general manager, any person who holds such position in the company even if such person holds a different title, any director and other manager or officer who reports directly to the chief executive officer.

        No person can serve as an outside director if his or her position or other business interests create, or may create, a conflict of interest with his or her responsibilities as an outside director or may otherwise interfere with his or her ability to serve as an outside director.

        No person can serve as an outside director if the person (or any of the person's relatives, partners, employers, anyone to whom the person is directly or indirectly subjected to or any entity under the person's control) has business or professional relations with anyone the affiliation with whom is prohibited by the Companies Law, even if those affiliations are not general, excluding negligible affiliations.

        Our outside directors are required to possess professional qualifications as set out in regulations promulgated under the Companies Law. In addition, our board of directors is required to determine how many of our outside directors should be required to have financial and accounting expertise. In determining such number, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations.

        Under the Companies Law, each of our outside directors must also serve on our audit committee and compensation committee. Ms. Johnson and Mr. Riordan are both currently members of our audit committee and compensation committee.

        Under the Companies Law, until the lapse of two years from termination of office (and with respect to a relative of an outside director who is not the outside director's spouse or child, one year from termination of office), we may not grant a person who served as an outside director of the company, or to its spouse or child, any benefit, directly or indirectly, and may not engage a person who served as an outside director of the company, or its spouse or child as an office holder of the company or an entity under the control of the company's controlling shareholder and cannot employ or receive services from that person, either directly or indirectly, including through a corporation controlled by that person.

        Outside directors will be elected by the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot, provided that either:

  •
  at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the election (other than a personal interest which is not the result of an affiliation of the shareholder with the controlling shareholder) voted at the meeting are voted in favor of the election of the outside director nominee (disregarding abstentions); or

  •
  the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against the election of the outside director nominee does not exceed two percent of the aggregate voting rights in the company.

        The initial term of an outside director is three years. Thereafter, an outside director of a dual-listed company whose shares are traded on both the Tel-Aviv Stock Exchange and the NASDAQ, like the company, may be re-elected by the shareholders to additional terms of three years each, provided that the audit committee and the board of directors confirm that, in light of the outside director's expertise and special contribution to the work of the board of directors and its committees, the re-election for such additional period(s) is beneficial to the company. If elected, both Ms. Johnson and Mr. Riordan will be elected to their third three-year terms as directors. An outside director may be removed only by the same percentage of shareholders as is required for his or her election, or by a court, and then only if he or she ceases to meet the statutory requirements for his or her appointment or if he or she violates the duty of loyalty to the company.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE TWO NOMINEES FOR OUTSIDE DIRECTOR LISTED IN THIS PROPOSAL TWO.

 PROPOSAL THREE—APPROVAL OF APPOINTMENT OF EYAL WALDMAN, OUR
PRESIDENT AND CHIEF EXECUTIVE OFFICER, AS CHAIRMAN OF THE BOARD OF DIRECTORS

        Eyal Waldman has served as our president, chief executive officer and chairman of our board of directors since March 1999. Our board of directors has determined that combining the role of executive officer and chairman of the board is the most effective leadership structure for the company at the present time considering, among other things, Mr. Waldman's extensive experience in the semiconductor industry and as our co-founder and chief executive officer and the active role of the remaining directors, each of whom is independent. As the chief executive officer, Mr. Waldman has detailed knowledge of the risks, opportunities and challenges facing the company and is, therefore, the most appropriate person to identify strategic priorities and to develop an agenda that ensures that the board of directors' time and attention are focused on critical matters. The combined role of chief executive officer and chairman of the board of directors also facilitates the flow of information between management and the board of directors and ensures clear accountability for the execution of the company's strategy.

        If Mr. Waldman's appointment is approved by shareholders, Mr. Waldman will hold office as chairman of the board of directors for a term of three years until our annual general meeting of shareholders to be held in 2016, or until his successor has been duly elected or until his earlier death, resignation, removal or termination of service as a director.

        Under Israeli law, the chief executive officer of a public company may not serve as the chairman of the board of the company unless approved by the holders of a majority of the shares of the company represented at the meeting in person or by proxy or written ballot, provided that:

  •
  at least two-thirds of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

  •
  the total number of shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted against the proposal does not exceed two percent of the aggregate voting rights in the company.

        Such approval will be for a period not exceeding three years and may be repeated.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF MR. WALDMAN AS CHAIRMAN OF THE BOARD OF DIRECTORS, AS DESCRIBED IN THIS PROPOSAL THREE.

 PROPOSAL FOUR—APPROVAL OF CASH BONUS TO BE PAID TO EYAL WALDMAN

        Under Israeli law, the terms of service of the chief executive officer of a public company require the approval of the compensation committee, board of directors and holders of a majority of the voting power represented at the shareholders meeting in person or by proxy or written ballot and voting thereon provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against the terms of service of the chief executive officer does not exceed two percent of the aggregate voting rights in the company. In recognition of Mr. Waldman's significant contribution to the company as president and its chief executive officer, each of our compensation committee and our board of directors and subject to the approval of our shareholders at this meeting has approved a cash bonus to be paid to Mr. Waldman in the amount of $470,755 for services rendered for the fiscal year ended December 31, 2012, pursuant to the company's annual discretionary cash bonus compensation program.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS, FOLLOWING THE APPROVAL OF THE COMPENSATION COMMITTEE, APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE CASH BONUS TO BE PAID TO EYAL WALDMAN FOR THE YEAR ENDED DECEMBER 31, 2012, AS DESCRIBED IN THIS PROPOSAL FOUR.

PROPOSAL FIVE—APPROVAL OF THE GRANT OF RESTRICTED
STOCK UNITS TO EYAL WALDMAN

        Under Israeli law, the terms of service of the chief executive officer of a public company require the approval of the compensation committee, board of directors and holders of a majority of the voting power represented at the shareholders meeting in person or by proxy or written ballot and voting thereon provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in such approval voted at the meeting are voted in favor (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against the terms of service of the chief executive officer does not exceed two percent of the aggregate voting rights in the company. Following the approval of our compensation committee, our board of directors has approved the grant of 65,000 restricted stock units to Eyal Waldman under the terms described below in recognition of his significant contribution to the company as its president and chief executive officer. We are now seeking shareholder approval of the grant of these restricted stock units, as required pursuant to Israeli law.

        The restricted stock units will vest at the rate of 12/48th of the original number of ordinary shares on February 1, 2014, and thereafter at the rate of 3/48th of the original number of shares on the first day of each quarterly period of May, August, November and February commencing May 1, 2014, with the last 3/48th of the original number of shares vesting on February 1, 2017, so long as Mr. Waldman continues to provide services to the company.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS, FOLLOWING THE APPROVAL OF THE COMPENSATION COMMITTEE, APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE GRANT OF RESTRICTED STOCK UNITS TO EYAL WALDMAN, AS DESCRIBED IN THIS PROPOSAL FIVE.

 PROPOSAL SIX—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY VOTE") AS DISCLOSED IN THE
COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE
DISCUSSION SET FORTH IN THIS PROXY STATEMENT

Background

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

Summary

        As required pursuant to Section 14A of the Exchange Act, we are asking our shareholders to provide advisory approval of the compensation of our named executive officers, as defined in the "Compensation Discussion and Analysis" section below, as such compensation is described in such section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. Our compensation program for our named executive officers is designed to reward high performance and innovation, to promote accountability and to ensure that executive interests are aligned with the interests of our shareholders. The following is a summary of the primary components of our named executive officer compensation. We urge our shareholders to review the Compensation Discussion and Analysis section of this proxy statement and executive-related compensation tables for more information.

        One component of our compensation program is base compensation or salary. We design base salaries to fall within a competitive range of the companies against which we compete for executive talent. As we have grown and matured as a public company, our compensation objectives have continued to evolve and the base salaries for our named executive officers were increased in 2011 and 2012 so that they would be closer to the market median. The named executive officers' 2012 base salaries were either at the median of the market survey data or between the 40-45th percentile of the survey data, as discussed more fully in the "Compensation Discussion and Analysis" section of this proxy statement. Generally, the base salary established for an individual named executive officer reflects many inputs, including our chief executive officer's assessment of the named executive officer's performance, the level of responsibility the named executive officer bears and competitive pay levels based on salaries paid to employees with similar roles and responsibilities based on market survey data.

        Another component of our compensation program is annual cash bonuses. We structure our annual discretionary cash bonus award program to reward named executive officers for our company's successful performance, measured on the basis of our operating income (determined on a non-GAAP basis), and for each individual's contribution to that performance. Our strong operational and financial performance during 2012 drove our annual cash incentive payouts. Consistent with our approach of placing a greater emphasis on equity compensation, our compensation committee awarded bonuses under the company's annual discretionary cash bonus compensation program in March 2013 for services performed in the year ended December 31, 2012 that ranged from 47% to 82% of each named executive officer's, other than our chief executive officer's, base salary paid during 2012. These bonus amounts represented between approximately six and ten months of base salary for each executive.

        The third component of our compensation program is equity awards. In 2012, we granted restricted stock units to our named executive officers in order to align their interests with the interests of our shareholders by tying the value delivered to our named executive officers to the value of our ordinary shares. We also believe that restricted stock unit grants to our named executive officers provide them with long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated through the company's performance and rewarding executives for creating shareholder value over the long-term.

        The say-on-pay vote is advisory, and therefore not binding on the company, the compensation committee or our board of directors. Our board of directors believes that the information provided above and within the Compensation Discussion and Analysis and compensation tables included in this proxy statement demonstrates that our named executive officer compensation is designed to provide incentives and rewards for both our short-term and long-term performance, and is structured to motivate the company's named executive officers to meet our strategic objectives, thereby maximizing total return to shareholders.

        The following resolution will be submitted for a shareholder vote at the annual general meeting:

    "RESOLVED, that the shareholders of Mellanox approve, on an advisory basis, the compensation of Mellanox's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement."

        Our board of directors has adopted a policy providing for an annual say-on-pay advisory vote. Unless our board of directors modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2014 annual general meeting of shareholders.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN

THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT, AS DESCRIBED IN THIS PROPOSAL SIX.

 PROPOSAL SEVEN—APPROVAL OF CHANGES TO
ANNUAL RETAINER FEES PAID TO NON-EMPLOYEE DIRECTORS

        Under Israeli law, the terms of service of the members of the board of directors of a public company require the approval of the shareholders following the approval of the compensation committee and the board of directors. The Companies Law provides further that, until the adoption of a compensation policy in accordance with the provisions of the Companies Law, shareholder approval of the directors' terms of service shall meet one of the following conditions: (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor of the proposal (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against the proposal does not exceed two percent of the aggregate voting rights in the company. Each of the members of our compensation committee and board of directors has approved certain changes to the cash compensation to be paid to non-employee directors (including outside directors), including amounts to be paid annually for service on our recently established technology, strategy and M&A committee.

        Prior to the proposed changes, each member of our board of directors who was not our employee received the following cash compensation for board services:

  •
  $35,000 per year for service as a board member;

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  $25,000 per year for service as chairperson of the audit committee and $14,000 per year each for service as chairperson of the compensation and of the nominating and corporate governance committees;

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  $5,000 per year for service as a member of the audit committee and $3,000 per year each for service as a member of the compensation and of the nominating and corporate governance committees; and

  •
  reimbursement for expenses incurred in connection with attending board and committee meetings.

        The compensation committee and the board of directors have approved the following revised cash compensation amounts to be received by each non-employee member of our board of directors for their annual board services:

  •
  $35,000 per year for service as a board member;

  •
  $25,000 per year for service as chairperson of the audit committee, $14,000 per year for service as chairperson of the compensation committee, $7,000 per year for service as chairperson of the nominating and corporate governance committee and $7,000 per year for service as chairperson of the technology, strategy and M&A committee;

  •
  $5,000 per year for service as a member of the audit committee, $4,000 per year for service as a member of the compensation committee, $3,000 per year for service as a member of the nominating and corporate governance committee and $3,000 per year for service as a member of the technology, strategy and M&A committee; and

  •
  reimbursement for expenses incurred in connection with attending board and committee meetings.

        In the event our shareholders approve this proposal, the revised cash compensation amounts will be paid starting in calendar year 2013, effective retroactively from January 1, 2013, except with respect to outside directors under the Companies Law, for whom this change will be effective only from the date of their reappointment as outside directors.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS, FOLLOWING THE APPROVAL OF THE COMPENSATION COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF CHANGES TO ANNUAL RETAINER FEES PAID TO NON-EMPLOYEE DIRECTORS, AS DESCRIBED IN THIS PROPOSAL SEVEN.

 PROPOSAL EIGHT—APPROVAL OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND
AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION

        The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2013.

        Shareholder approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 is required under the Companies Law. The audit committee of our board of directors believes that such appointment is appropriate and in the best interests of the company and its shareholders. Subject to the approval of this proposal, the audit committee will fix the remuneration of PricewaterhouseCoopers LLP in accordance with the volume and nature of their services to the company.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual general meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our shareholders.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013 AND THE AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE THEIR FISCAL 2013 REMUNERATION IN ACCORDANCE WITH THE VOLUME AND NATURE OF THEIR SERVICES, AS DESCRIBED IN THIS PROPOSAL EIGHT.

Audit and Non-Audit Services

        Subject to shareholder approval of the audit committee's authority to determine remuneration for their services, the audit committee is directly responsible for the appointment, compensation and oversight of our independent auditors. In addition to retaining PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ended 2012, the audit committee retained PricewaterhouseCoopers LLP to provide other non-audit and advisory services in 2012. The audit committee has reviewed all non-audit services provided by PricewaterhouseCoopers LLP in 2012 and has concluded that the provision of such non-audit services was compatible with maintaining PricewaterhouseCoopers LLP's independence and that such independence has not been impaired.

        The aggregate fees billed by PricewaterhouseCoopers LLP for audit and non-audit services in 2012 and 2011 were as follows:

	Fiscal Year Ended December 31,
Service Category	2012	2011
Audit Fees	$900,000	$1,113,770
Audit-Related Fees	—	253,820
Tax Fees	260,000	127,827
All Other Fees	37,800	17,400

Total	$1,197,800	$1,512,817

        In the above table, in accordance with the SEC's definitions and rules, "audit fees" are fees for professional services for the audit and review of our annual consolidated financial statements, as well as fees for issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation; "audit-related fees" are fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation, due diligence and any services related to acquisitions; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees for any services not included in the first three categories, including services related to updating salary structures for our employees (non-executive officers), an application previously submitted to the Israeli Office of Chief Scientist and our enterprise status in Israel.

 REPORT OF THE AUDIT COMMITTEE(1)

        The audit committee, which currently consists of Messrs. Federman, Riordan, Baharav and Weatherford and Ms. Johnson, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The board of directors adopted a written charter for the audit committee in December 2000 and most recently amended it in April 2012, which charter details the responsibilities of the audit committee. This report relates to the activities undertaken by the audit committee in fulfilling such responsibilities.

        The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee oversees the company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and reporting process, including the company's systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012. This review included a discussion of the quality and the acceptability of the company's financial reporting and controls, including the clarity of disclosures in the financial statements.

        The audit committee also reviewed with the company's independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the company's audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of the company's financial reporting and such other matters required to be discussed with the audit committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61.

        The audit committee has received the written disclosures and the letter from the company's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

        The audit committee further discussed with the company's independent registered public accounting firm the overall scope and plans for its audits. The audit committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm's examinations and evaluations of the company's internal controls, and the overall quality of the company's financial reporting.

        The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all issuers to obtain pre-approval from their respective audit committees in order for their independent registered public accounting firms to provide professional services without impairing independence. As such, the audit committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by the company's independent registered public accounting firm. From time to time, the company may desire additional permitted professional services for which specific pre-approval is obtained from the audit committee before provision of such services commences. The audit committee has considered and determined that the provision of the services

(1)
This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

other than audit services referenced above is compatible with maintenance of the auditors' independence.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 25, 2013.

        The foregoing report is provided by the undersigned members of the audit committee.

                      Thomas Weatherford, Chairman
                      Dov Baharav
                      Irwin Federman
                      Amal M. Johnson
                      Thomas J. Riordan

REPORT OF THE COMPENSATION COMMITTEE(2)

        Our compensation committee reviews and recommends our programs, policies and practices relating to the compensation and benefits of our officers and employees. Our compensation committee, in consultation with our chief executive officer, or our CEO, (other than with respect to his own compensation) and our board of directors, decides how much cash compensation should be part of each of our officer's total compensation by benchmarking to a peer group of companies, which we refer to as our Peer Group Companies, and considers the relative importance of short-term incentives. In addition, our compensation committee, in consultation with our CEO (other than with respect to his own compensation), makes recommendations to our board of directors regarding equity-based compensation to align the interests of our management with shareholders, considering each named executive officer's equity holdings. Our compensation committee also manages the granting of options to purchase our ordinary shares and other awards under our Global Share Incentive Plan (2006). Under the Companies Law and subject to its provisions, compensation for officers (other than directors and chief executive officer) is required to be approved by the compensation committee and the board of directors. Compensation for our chief executive officer is required to be approved by the shareholders, following the approval by the board of directors and compensation committee. Our compensation committee will review and evaluate, at least annually, our incentive compensation plans. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, the NASDAQ Stock Market and the U.S. Internal Revenue Service.

        Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the year ended December 31, 2012 with management. In reliance on the reviews and discussion referred to above, our compensation committee recommended to our board of directors that the CD&A be included in the proxy statement for the 2013 annual general meeting of shareholders, which is incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2012, each as filed with the SEC.

        The foregoing report is provided by the undersigned members of our compensation committee.

Amal M. Johnson, Chairman Dov Baharav Glenda Dorchak Thomas J. Riordan

(2)
This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

 COMPENSATION DISCUSSION AND ANALYSIS

        We invest our resources to grow our business in a manner that we believe will increase shareholder value. To further this objective, our compensation committee oversees our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives. In order to conduct our business effectively, we must attract, motivate and retain highly qualified employees. Our compensation program is designed to reward high performance and innovation, to promote accountability and to ensure that executive interests are aligned with the interests of our shareholders.

        Our named executive officers for 2012 were Eyal Waldman, chairman of our board of directors, CEO and president; Jacob Shulman, chief financial officer; Michael Gray, former chief financial officer; Marc Sultzbaugh, senior vice president of worldwide sales; Shai Cohen, chief operating officer, and Roni Ashuri, Vice President of Engineering. Effective November 2012, Mr. Gray retired as our chief financial officer and was succeeded by Mr. Shulman. Mr. Gray's employment with the Company continued during a transition period until February 4, 2013. Mr. Gray did not receive any severance or other benefits in connection with his retirement.

2012 Financial Results and Link to Pay Decisions

  •
  Company Financial Performance.  In fiscal year 2012, we achieved record levels of revenue, cash flow and profitability:

  •
  Revenue for 2012 was a record $500.8 million, an increase of 93.2 percent from revenue of $259.3 million reported in 2011.

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  GAAP net income in 2012 was a record $111.4 million or $2.54 per diluted share, compared to $10.0 million or $0.26 per diluted share in 2011.

  •
  Non-GAAP net income in 2012 was a record $155.7 million, or $3.60 per diluted share, compared to $45.6 million or $1.16 per diluted share in 2011. 2012 non-GAAP net income excludes $35.0 million of share-based compensation expenses and amortization of acquired intangible assets of $9.3 million associated with the acquisition of Voltaire, Ltd. on February 7, 2011. 2011 non-GAAP net income excludes $21.4 million of share-based compensation expenses, amortization of acquired intangible assets of $9.8 million associated with the acquisition of Voltaire, Ltd. on February 7, 2011 and acquisition-related expenses of $4.4 million.

  •
  The company generated a record $182.5 million in cash from operating activities for the year.

  •
  Balance sheet metrics continued to grow with year-end cash and investments of $426.3 million at December 31, 2012 compared to $241.4 million at year-end 2011.

  •
  Base Salaries.  The base salaries of our named executive officers, other than our CEO, were increased by approximately 4-5% in order to provide for a cost of living adjustment and to maintain their positioning around the market median. Our CEO's base salary was increased by approximately 13.4% in light of our CEO's significant contributions to our company in 2011, including our record revenue growth and positive earnings during 2011. For 2012, the named executive officers' base salaries fell at or below the 50th percentile of the Radford U.S. and Israeli-based Zviran survey data, as applicable.

  •
  Cash Bonuses Reflected Strong 2012 Company Performance.  We structured our 2012 annual discretionary cash bonus award program to reward named executive officers for our company's successful performance, measured on the basis of our non-GAAP operating income, and for each individual's contribution to that performance. Our strong operational and financial performance during 2012 drove our annual cash incentive payouts. For 2012, we reserved 10% of our non-GAAP operating income to the profit sharing pool, of which 90% was further allocated to the annual discretionary bonus program and the remaining 10% was reserved for the community contribution pool. For 2012, the total profit sharing pool was $18.1 million and represented 10% of our non-GAAP operating income, which, inclusive of this expense was $162.6 million. Amounts allocated to our annual discretionary bonus program and the community contribution pool were $16.3 million and $1.8 million, respectively. One percent (1%) of our non-GAAP operating income was reserved for community contribution. One of our strongest values as a company is a commitment to give back to the community. In line with these values, historically, we have dedicated 10% of the profit sharing pool to give back to the community by making donations to schools and charities in the United States and in Israel.

  •
  Equity as a Key Component of Compensation.  In February 2012, our board of directors granted each of our named executive officers (other than our CEO) restricted stock unit awards that were consistent with the levels awarded in 2011, except that Mr. Sulzbaugh's award was increased to reflect the importance of global sales to our business. Following shareholder approval at our 2012 annual general meeting of shareholders, our CEO was granted 84,000 restricted stock units. The size of Mr. Waldman's 2012 award was larger than his 2011 grant and reflected our significant year-over revenue growth. Our 2012 restricted stock unit awards are subject to vesting over four years, aid in retaining executive talent and reward executives for creating shareholder value over the long term.

        In this Compensation Discussion and Analysis section, we discuss the material elements of our compensation programs and policies, including program objectives and reasons why we pay each element of our executives' compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by, or awarded to, our named executive officers. This discussion focuses principally on compensation and practices relating to the named executive officers for 2012.

Compensation Philosophy and Objectives

        Our compensation philosophy includes compensating our executives at levels that are competitive with our peer group companies, discussed more fully below, in order to attract and retain talented executives and to provide equity incentives that align the interests of our executives with the interests of our shareholders.

        Historically, we paid base salaries to our named executive officers that were less than the median base salaries paid to executive officers of our peer group companies. As we have grown and matured as a public company, our compensation objectives have continued to evolve and the base salaries for our named executive officers were increased in 2011 and 2012 so that they would be closer to the median. The named executive officers' 2012 base salaries were either at the median of the survey data, discussed more fully below, or between the 40-45th percentile of the survey data. Generally, bonus awards for 2012 were set in reference to our strong performance during 2012.

        We seek to align the interests of our executives and other employees with the interests of our shareholders by granting our executives and other employees equity awards. In 2012, our compensation committee granted our named executive officers restricted stock units. Our compensation committee believes that restricted stock units can provide value certainty in an uncertain economic environment while continuing to align the interests of our executives and other employees with the interests of our shareholders.

        In order to provide our named executive officers employment security so that they can remain focused on our business in the event of a potential change in control, we have entered into executive severance benefits agreements with each of our named executive officers that provide for certain payments and other severance benefits in the event their service is terminated following a change in control of our company. We believe that these executive severance benefits agreements help attract and retain talented executives by ensuring their efforts remain focused on our shareholders' long term interests rather than the individual executive's short term employment-related interests.

        We believe that the cash compensation (including base salary and annual cash bonus awards) and equity award grants we provide, along with the security provided by restricted stock units and executive severance benefits agreements, created a competitive total compensation package for our named executive officers for 2012.

Components of Compensation

        Our executive compensation program has three primary components: (i) base compensation or salary, (ii) annual cash bonuses and (iii) equity awards, including stock option grants and awards of restricted stock units. Our program is designed to provide incentives and rewards for both our short-term and long-term performance, and is structured to motivate the company's named executive officers to meet our strategic objectives, thereby maximizing total return to shareholders. In addition, we provide our named executive officers with benefits that we also generally make available to all salaried employees in the geographic location where they are based. In Israel, we make contributions on behalf of most of our employees, including our named executive officers, to an education fund and also to a fund known as Managers' Insurance, which provides a combination of retirement plan, insurance and severance pay benefits to Israeli employees, and permit employees to participate in the company's automobile leasing program, under which we pay for gas, maintenance, insurance and the cost of normal wear and tear of the vehicle over the life of the lease. We make matching 401(k) plan contributions in an amount up to 4% of base salary for all employees based in the United States, including our U.S.-based named executive officers, as well as for Mr. Waldman.

        Our executive compensation program is administered by our compensation committee, which is comprised of four independent members of, and reports to, our board of directors. Operating under its charter, our compensation committee reviews, in consultation with management and the board of directors, and evaluates the compensation plans, policies and programs of the company. In addition, our compensation committee reviews and recommends to our board of directors the approval of our CEO's compensation (including base salary, cash bonuses and equity awards, including stock option grants and awards of restricted stock units). Our compensation committee also annually evaluates and approves certain elements of our other named executive officers' compensation. These annual evaluations include: (i) consideration of the current levels and components of compensation paid to our named executive officers, (ii) consideration of the mix of cash incentives and long-term equity awards and (iii) a review of compensation paid by survey companies to executives in positions comparable to those held by our named executive officers.

        Pursuant to Amendment No. 20 to the Israeli Companies Law ("Amendment No. 20"), which became effective in 2012, the compensation of our named executive officers (other than our CEO) and the compensation of other officers (who are not directors) who report directly to our CEO must be approved by our board of directors following the approval by our compensation committee. In accordance with the Companies Law, our CEO's compensation must be approved by our compensation committee, board of directors and shareholders.

Approach for Determining Form and Amount of Compensation

        Comparison to Market Practices.    In making compensation decisions, our compensation committee and board of directors reference third-party surveys that provide compensation data and review feedback from an independent compensation consultant. In 2011, the compensation committee directly engaged the compensation consultant Mercer LLC, or Mercer, to provide the compensation committee advice regarding our compensation programs for our executive officers. Mercer does not provide any other services for our company. Mercer's work for our compensation committee in 2011 included reviewing our compensation practices, in light of emerging best practices, evaluating our peer group companies, collecting and providing relevant market data, reviewing this data and analyses provided by other consultants, and developing alternatives to consider for CEO compensation. In connection with its work for our compensation committee in 2011, Mercer attended compensation committee meetings with and without management personnel present. Mercer did not provide any consulting or other services to the Company during 2012.

        In February 2011, our compensation committee reviewed a compensation report prepared by Mercer which provided a comprehensive overview of our compensation practices and procedures, including a review of the total compensation, position and responsibilities of our executives and the total compensation of similarly situated executives employed by similarly situated companies in our industry.

        For 2012, our compensation committee and board of directors referred to data from a 2012 Radford Executive Survey—U.S., an independent third-party national compensation survey, and a local Israeli-based Zviran survey, an independent third-party survey of compensation practices by large high-tech companies in Israel, which, together, we refer to as the Surveys. The Radford survey was filtered so that it consisted of semiconductor companies in the San Francisco Bay Area with revenues of between $200 million and $500 million. The industry data from the Surveys consists of salaries and other compensation paid by companies to executives in positions comparable to those held by our named executive officers. Specifically, we reviewed data on named executive officer positions in the United States from the Radford survey and for positions in Israel from the Zviran survey.

        The Role of Our Chief Executive Officer.    Our CEO provides our compensation committee with his assessment of the performance levels of the company and our named executive officers (other than himself) and his recommendations with respect to compensation of our named executive officers (other than himself). Our compensation committee believes it is important to consider and evaluate our CEO's input on matters concerning compensation of other named executive officers. The compensation committee believes that our CEO's input regarding our other named executive officers' individual performances, as well as the expected contributions and future potential of each of them, is useful because each other named executive officer reports directly to our CEO, and our CEO interacts with our other named executive officers on an ongoing basis throughout the year.

        Pursuant to Amendment No. 20, the compensation of our named executive officers and the compensation of other officers (who are not directors) who report directly to our CEO must also be approved by our board of directors following the approval by our compensation committee (and with respect to our CEO's compensation, also by our shareholders).

Base Salary

        We design base salaries to fall within a competitive range of the companies against which we compete for executive talent. We endeavor to set the base salaries of our named executive officers near the market 50th percentile. For 2012, the named executive officers' base salaries fell at or below the 50th percentile of the Survey data. Generally, the base salary established for an individual named executive officer reflects many inputs, including our CEO's assessment of the other named executive officers' performance, the level of responsibility the named executive officers bear, and competitive pay levels based on salaries paid to employees with similar roles and responsibilities at the peer group companies.

        Our CEO's base salary reflects his central management role, which is consistent with our review of CEO salaries in the salary surveys referenced above. The base salaries of other named executive officers are determined based on their overall duties and responsibilities within the company, their experience and qualifications and the base salaries paid by the companies participating in the Surveys for similar roles. In accordance with this approach, with respect to the appointment of Jacob Shulman as our chief financial officer effective November 5, 2012 and following the approval of our compensation committee, our board of directors set his base salary at $250,000.

        In February 2012, our CEO completed his focal review of each of our named executive officers (other than himself) and recommended base salary increases of approximately 4-5% for each of the other named executive officers for 2012 to our compensation committee. Our compensation committee determined that the increases in base salary were appropriate in light of significant contributions of the named executive officers to our company in 2011, including our record revenue growth and positive earnings during 2011. With input from our CEO (except with respect to himself), our compensation committee determined the base salary increase amount for each individual named executive officer following the process described above. Messrs. Gray's and Sulzbaugh's base salaries were each increased 5.0% to $273,000; Mr. Cohen's base salary was increased 4.4% to $216,000; and Mr. Ashuri's base salary was increased 5.3% to $207,000. For purposes of the Summary Compensation Table, the base salaries reported for Messrs. Cohen and Ashuri are converted from New Israeli Shekels to U.S. dollars using the 2012 average exchange rate of 3.85 New Israeli Shekels to 1 U.S. dollar.

        Upon recommendation of our compensation committee, and following the approval of our board of directors, our shareholders approved increasing our CEO's base salary to $465,000, an increase of 13.4% over our CEO's 2011 base salary. Our compensation committee and board of directors determined the increase in base salary was appropriate in light of our CEO's significant contributions to our company in 2011, including our record revenue growth and positive earnings during 2011.

Annual Discretionary Cash Bonus Program

        We structured our 2012 annual discretionary cash bonus award program to reward named executive officers for our company's successful performance, measured on the basis of our non-GAAP operating income, and for each individual's contribution to that performance. We initiated our annual discretionary cash bonus program in 2005 and since then, other than with respect to our CEO, annual cash bonuses have not constituted a significant portion of our named executive officers' total compensation because we primarily rely on equity awards to provide incentives to our named executive officers.

        Under our annual discretionary cash bonus award program, our employees in good performance standing, including our named executive officers, are eligible to receive an award from a bonus pool in an amount that is determined annually. The annual bonus pool amount is determined by our compensation committee based on its assessment of our achievement of our operating plan and company profitability. For 2012, we reserved 10% of our non-GAAP operating income to the profit sharing pool, of which 90% was further allocated to the annual discretionary bonus program and the remaining 10% was reserved for the community contribution pool. For 2012, the total profit sharing pool was $18.1 million and represented 10% of our non-GAAP operating income, which, inclusive of this expense was $162.6 million. Amounts allocated to our annual discretionary bonus program and the community contribution pool were $16.3 million and $1.8 million, respectively. Based on consultation with our CEO, in 2012 the compensation committee determined and approved the amount of each named executive officer's bonus award from this pool for purposes of compensating them for their individual contributions to our fiscal 2012 financial performance.

        Consistent with our approach of placing a greater emphasis on equity compensation, our compensation committee awarded bonuses under the company's annual discretionary cash bonus compensation program in March 2013 for services performed in the year ended December 31, 2012 that ranged from 47% to 82% of each named executive officer's, other than our CEO's, base salary paid during 2012. Specifically, Mr. Shulman was awarded $117,689, which represents 47% of his base salary; Mr. Sultzbaugh was awarded $176,533, which represents approximately 65% of his base salary; Mr. Cohen was awarded $176,533, which represents approximately 82% of his base salary; and Mr. Ashuri was awarded $152,995, which represents approximately 74% of his base salary. Payments under the annual discretionary cash bonus program were contingent upon continued employment through the actual date of payment, which was April 1, 2013. These bonus amounts represented between approximately six and ten months of base salary for each executive. In light of Mr. Gray's significant contributions to the Company during 2012, the compensation committee and the Board approved granting Mr. Gray a discretionary bonus in the amount of $75,000.

        In March 2013, upon the recommendation of our compensation committee, our board of directors approved a cash bonus to our CEO, Eyal Waldman, in the amount of $470,755, which represented 101% of his base salary, for services performed in the year ended December 31, 2012 pursuant to the company's annual discretionary cash bonus compensation program. Payment to Mr. Waldman of this bonus remains subject to approval by our shareholders at our 2013 annual general meeting to which this proxy document relates.

Policies with Respect to Equity Compensation Awards

        Historically we have granted stock options and restricted stock units to our named executive officers in order to align their interests with the interests of our shareholders by tying the value delivered to our named executive officers to the value of our ordinary shares. Annual stock option and restricted stock unit grants provide our named executive officers with long-term incentives that aid in retaining executive talent and reward executives for creating shareholder value over the long term. We may also make grants of stock options and restricted stock units at the discretion of our board of directors and the compensation committee in connection with the hiring or promotion of new executive officers.

        We grant stock options with exercise prices equal to the closing price of our ordinary shares on the date of the grant; therefore, the options only have value if our share price increases. Stock option grants to newly hired employees generally vest over four years, with 25% of the shares subject to the grant vesting on the one-year anniversary of employment, and 1/48th of the shares vesting during each subsequent month of employment, provided the recipient remains an employee of the company. Annual stock option awards made to employees and named executive officers generally vest under the same terms. During 2012, we did not grant any stock options to our named executive officers.

        Our annual awards of restricted stock units made to existing employees in February 2012, including our named executive officers, vest over four years at the rate of 12/48th of the shares on February 1, 2013, and thereafter at the rate of 3/48th of the original number of shares on the first day of each quarterly period of May, August, November and February commencing May 1, 2013, with the last 3/48th of the original number of shares vesting on February 1, 2016, so long as the restricted stock unit holder remains an officer or employee of the company. We set these vesting schedules in order to provide an incentive to our employees, including our named executive officers, to continue their employment with us over the long term and, with respect to the restricted stock units, generally to provide them the opportunity to sell their vested shares to cover taxes incurred with vesting during a period following the public release of our prior quarter's fiscal operating results.

        Generally, we determine the size of each equity award to a named executive officer after considering the role of each named executive officer within our company, the criticality of his function within the organization and the named executive officer's current equity position from previous equity awards. Since long-term incentive compensation levels fluctuate from year to year (depending on each company's granting patterns, valuation assumptions, and stock price), we generally review surveys using long-term incentive information from our peer group companies under both a value approach, which is based on the fair value of long-term incentive awards, and a percentage of common shares outstanding approach, which compares the number of shares subject to each long-term incentive award to the number of shares outstanding for each company.

        In February 2012, our board of directors granted each of our named executive officers restricted stock units as follows: Mr. Shulman, 7,000 (reflecting his prior position of VP of finance); Mr. Gray, 14,000; Mr. Sultzbaugh, 25,000; Mr. Cohen, 15,000; and Mr. Ashuri 13,000. These award levels were generally consistent with the levels awarded in 2011, except that Mr. Sulzbaugh's award was increased to reflect the importance of global sales to our business. The initial determinations with respect to the number of restricted stock units granted to each named executive officer and the vesting terms were made by our compensation committee in consultation with our CEO (except for his own grant). In 2011, our compensation committee and CEO reviewed the 2010 Radford Executive Surveys—U.S. and the 2010 Radford International Survey—Israel in the process of determining the size of 2011 restricted stock unit grants, but did not target a particular percentile or engage in any benchmarking. Our compensation committee and our CEO (except with respect to his own grant) recommended the number of restricted stock units and the vesting terms to our board of directors.

        Following shareholder approval at our 2012 annual general meeting of shareholders, upon the recommendation of our compensation committee and the approval of our board of directors, our CEO was granted 84,000 restricted stock units, which also vest in accordance with the schedule described above. The size of Mr. Waldman's 2012 award was larger than his 2011 grant and reflected our significant year-over revenue growth.

        In addition, in connection with Mr. Shulman's appointment as chief financial officer and in light of his increased responsibilities, in September 2012, our board of directors granted Mr. Shulman 12,000 restricted stock units. Mr. Shulman's additional award was granted to bring the size of his 2012 equity grants closer to the levels awarded to the other named executive officers (other than the CEO). The restricted stock units vest at the rate of 12/48th of the original number of shares on November 1, 2013, and thereafter at the rate of 3/48th of the original number of shares on the first day of each quarterly period of February, May, August, and November, commencing February 1, 2014, with the last 3/48th of the original number of shares vesting on November 1, 2016, so long as Mr. Shulman continues to provide services to the company.

        Pursuant to Amendment No. 20, the compensation of our named executive officers (other than our CEO) and the compensation of other officers (who are not directors) who report directly to our CEO must be approved by our board of directors following the approval by our compensation committee. In accordance with the Companies law, our CEO's compensation must be approved by our compensation committee, board of directors and shareholders.

        The company does not have any equity ownership guidelines that require any of our directors or executive officers to hold a stated number or fixed percentage of our ordinary shares.

Change of Control Severance Arrangements

        We have entered into executive severance benefits agreements with each of our named executive officers which provide that if the executive's employment with our company is terminated without cause or if the executive is constructively terminated (as these terms are defined in the agreements), and the executive provides us a general release of all claims, in each case during the 12-month period following a change of control (as defined in the agreements) of our company, then the executive is entitled to receive the following payments and benefits:

  •
  Continuation of the named executive officer's salary for six months at a per annum rate of 120% of the executive's annual base salary in effect on the termination date.

  •
  In the case of a named executive officer who resides in the United States, if the named executive officer elects COBRA coverage under our group health plan, payment for the cost to continue COBRA coverage for the named executive officer and his eligible dependents for up to 12 months following the termination date.

  •
  Accelerated vesting and immediate exercisability of the named executive officer's outstanding and unvested stock awards as to 50% of the total number of unvested shares subject to such outstanding and unvested stock option awards.

        We determined the amount of these payments and benefits prior to our initial public offering by reference to the general practices of public companies in our industry at that time.

        The benefits payable under the severance agreements are in addition to payments or other benefits, if any, that any named executive officer who resides in Israel may be entitled to receive under applicable Israeli law. Israeli law generally requires severance pay equal to one month's salary for each year of employment upon the retirement, death or termination without cause (as defined in the Israeli Severance Pay Law) of an employee. To satisfy this requirement, we make contributions on behalf of most of our Israeli-based employees to a fund known as Managers' Insurance or to a pension fund. These funds provide a combination of pension plan, insurance and severance pay benefits to the employee, giving the employee or his or her estate payments upon retirement or death and securing the severance pay, if legally entitled, upon termination of employment. Each full-time Israeli employee and hourly employee as of September 2012, including each of our Israeli-based named executive officers, is entitled to participate in the plan. Each employee who participates contributes an amount between 5% and 5.5% of his or her salary to the pension plan and we contribute between 13.33% and 16.83% of his or her salary (consisting of between 5% and 6% to the pension plan, 8.33% for severance payments and up to 2.5% for disability insurance). In addition to the above, each full-time Israeli employee, including each of our Israeli-based named executive officers, is entitled to participate in an education fund plan. Each employee who participates contributes an amount equal to 2.5% of his or her salary to the education fund and we contribute 7.5% of his or her salary.

        Within the context of our compensation philosophy, the compensation committee believes the terms of our executive severance agreements with our named executive officers will encourage their continued attention and dedication to their assigned duties through and following any change of control of our company. We believe that the terms of these agreements will further ensure that each of our named executive officers will continue to remain focused on the long-term objective of delivering shareholder value during and following a change of control event if they are assured that their long-term employment interests are reasonably provided for with a competitive market severance arrangement. We believe that these executive severance agreements thus help ensure the best interests of our shareholders.

        The potential payments under the executive severance benefits agreements as of December 31, 2012 are set forth below under the heading "—Potential Payments Upon Termination Following a Change of Control."

Perquisites

        Historically, from time to time, our compensation committee and board of directors have provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the below named executive officers. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, particularly when we require frequent or lengthy travel, and we may consider providing additional perquisites in the future. In 2012, our named executive officers received the perquisites set forth in the table below, which our compensation committee determined were appropriate in order to facilitate the efforts of Mr. Waldman and Mr. Sultzbaugh on behalf of our company while at our California headquarters and the efforts of Mr. Gray on behalf of our company while conducting business from his home in Oregon.

Name	Perquisite
Eyal Waldman	Housing and housing-related expense reimbursement Tax reimbursement related to perquisites provided
Michael Gray	Housing-related expense reimbursement Select travel reimbursement Tax reimbursement related to perquisites provided
Marc Sultzbaugh	Car expense reimbursement Housing and housing-related expense reimbursement Select travel reimbursement Tax reimbursement related to perquisites provided

        The table above does not include automobile-related expense reimbursement, insurance reimbursement, retirement fund contributions, severance fund contributions and education fund contributions, all of which are provided to all of our employees, including our named executive officers, who are based in Israel.

        In the future, we may provide additional perquisites to our named executive officers as an element of their overall compensation structure. We do not expect these perquisites to be a significant element of our compensation structure. All future practices regarding perquisites will be approved and subject to periodic review by our compensation committee and/or board of directors. In addition, pursuant to Amendment No. 20, the compensation of our named executive officers (other than our CEO) and the compensation of other officers (who are not directors) who report directly to our CEO must be approved by our board of directors following the approval by our compensation committee. In accordance with the Companies Law, our CEO's compensation must be approved by our compensation committee, board of directors and shareholders.

Shareholder Advisory Vote to Approve Executive Compensation

        At our 2012 Annual General Meeting of Shareholders, our shareholders voted, in non-binding advisory votes, to approve the compensation of our named executive officers. Our compensation committee reviewed the result of the shareholders' advisory vote on executive compensation. In light of the approval by a substantial majority of our shareholders of the compensation programs described in our 2012 proxy statement (representing approximately 85% of the shares represented in person or by proxy at the meeting and entitled to vote), our compensation committee did not implement changes to our executive compensation programs as a result of the shareholders' advisory vote. The compensation of each of our named executive officers for 2012 reflects continued improvements in our financial and operating performance.

Tax Considerations

        Section 162(m) of the U.S. Internal Revenue Code establishes a limitation on the deductibility of compensation payable in any particular tax year to our named executive officers. Section 162(m) generally provides that publicly-held companies cannot deduct compensation paid to certain named executive officers to the extent that such compensation exceeds $1 million per officer. Compensation that is "performance-based" compensation within the meaning of the U.S. Internal Revenue Code does not count toward the $1 million limit. While the compensation committee may consider Section 162(m) in making its compensation decisions, historically, the deductibility of compensation under Section 162(m) has not been a factor in the compensation committee's determination process. The compensation committee will monitor the level of compensation paid to the company's named executive officers and may act in response to the provisions of Section 162(m).

2012 Summary Compensation Table

        The following table summarizes the compensation awarded to, earned by, or paid to each named executive officer for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Restricted Stock Units ($)(2)	All Other Compensation ($)		Total ($)(1)
Eyal Waldman(4)	2012	451,408	470,755	(3)	4,893,000	177,764	(5)	5,992,927
President & Chief Executive	2011	402,024	200,000		1,521,000	145,045		2,268,069
Officer	2010	363,451	157,500		899,550	149,485		1,569,986
Jacob Shulman	2012	226,481	117,689		1,699,420	9,285	(6)	2,052,875
Chief Financial Officer
Michael Gray	2012	269,750	75,000		529,620	64,115	(7)	938,485
Former Chief Financial Officer	2011	256,250	57,000		374,780	36,961		724,991
	2010	231,942	49,500		231,240	47,146		559,828
Marc Sultzbaugh	2012	269,750	176,533		945,750	70,705	(8)	1,462,738
Senior Vice President of Worldwide	2011	255,002	75,000		374,780	68,989		773,770
Sales	2010	235,009	49,500		231,240	90,028		605,777
Roni Ashuri(4)	2012	202,054	152,995		491,790	48,104	(9)	894,943
Vice President of Engineering
Shai Cohen(4)	2012	211,140	176,533		567,450	49,713	(10)	1,004,836
Chief Operating Officer	2011	218,007	54,000		374,780	51,435		698,221
	2010	193,156	43,200		231,240	45,977		513,574

(1)
Bonus and total compensation amounts for fiscal years 2011 and 2010 were reported in prior proxy statements based on bonuses paid during each fiscal year. These amounts have been revised to reflect bonuses earned for each fiscal year and paid in the subsequent fiscal year.

(2)
Amounts shown in this column represent the aggregate incremental grant date fair value of restricted stock units granted during 2012, 2011 and 2010, as calculated under FASB ASC Topic 718. The valuation assumptions used in determining such 2012 amounts are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)
Mr. Waldman's bonus is subject to shareholder approval at this year's annual meeting.

(4)
Amounts reported for Messrs. Waldman, Ashuri and Cohen in 2012, other than bonuses, are converted from New Israeli Shekels to U.S. dollars using the 2012 average exchange rate of 3.85 New Israeli Shekels to 1 U.S. dollar. Amounts reported for Messrs. Waldman, Ashuri and Cohen in 2011, other than bonuses, are converted from New Israeli Shekels to U.S. dollars using the 2011 average exchange rate of 3.55 New Israeli Shekels to 1 U.S. dollar. Amounts reported for Messrs. Waldman, Ashuri and Cohen in 2010, other than bonuses, are converted from New Israeli Shekels to U.S. dollars using the 2010 average exchange rate of 3.73 New Israeli Shekels to 1 U.S.

  dollar. Bonuses reflect amounts approved by the Compensation Committee in U.S. dollars. These amounts were paid to Messrs. Waldman, Ashuri and Cohen in New Israeli Shekels based on the exchange rate on the payment date.

(5)
Includes $16,453 in tax-related reimbursements, $74,993 in housing and housing-related expense reimbursements, $29,614 contributed to a severance fund, which is mandated by Israeli Law, $17,775 contributed to a retirement fund on behalf of Mr. Waldman, $26,663 contributed to an employee education fund on behalf of Mr. Waldman, $3,140 in automobile-related expense reimbursements and $9,126 in insurance reimbursements.

(6)
Includes 401(k) plan matching contribution of $9,059 and insurance benefits of $226.

(7)
Includes 401(k) plan matching contribution of $10,000, select travel reimbursements of $14,426, housing-related expense reimbursements of $21,640 tax-related reimbursements of $16,861 and insurance benefits of $1,188.

(8)
Includes automobile-related expense reimbursements of $4,836, housing and housing-related expense reimbursements of $24,520, 401(k) plan matching contribution of $10,000, select travel reimbursements of 23,900, tax-related reimbursements of $6,945 and insurance benefits of $414.

(9)
Includes $16,831 contributed to a severance fund, which is mandated by Israeli Law, $10,103 contributed to a retirement fund on behalf of Mr. Ashuri, $4,804 for automobile-related expenses pursuant to the company's automobile leasing program, $15,154 contributed to an employee education fund on behalf of Mr. Ashuri and $1,212 in insurance reimbursements.

(10)
Includes $17,588 contributed to a severance fund, which is mandated by Israeli Law, $10,557 contributed to a retirement fund on behalf of Mr. Cohen, $4,466 for automobile related expenses pursuant to the company's automobile leasing program, $15,835 contributed to an employee education fund on behalf of Mr. Cohen and $1,267 in insurance reimbursements.

2012 Grants of Plan-Based Awards

        The table below sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2012.

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Eyal Waldman	5/14/2012	84,000	4,893,000
Jacob Shulman	2/1/2012	5,000	184,600
	2/22/2012	2,000	75,660
	9/6/2012	12,000	1,439,160
Michael Gray	2/22/2012	14,000	529,620
Marc Sultzbaugh	2/22/2012	25,000	945,750
Roni Ashuri	2/22/2012	13,000	491,790
Shai Cohen	2/22/2012	15,000	567,450

(1)
Except with respect to Mr. Waldman's award granted on May 14, 2012 and Mr. Shulman's award granted on September 6, 2012, all restricted stock units vest at a rate of 12/48th of the original number of shares on February 1, 2013, and thereafter at a rate of 3/48th of the original number of shares on the first day of each quarterly period of May, August, November, and February, commencing May 1, 2013, with the last 3/48th of the original number of shares vesting on February 1, 2016 so long as each of the employees remains an officer or employee of the company. Mr. Waldman's award vests at the rate of 12/48th of the original number of shares on February 1,

  2013, and thereafter at the rate of 3/48th of the original number of shares on the first day of each quarterly period of May, August, November, and February, commencing May 1, 2013, with the last 3/48th of the original number of shares vesting on February 1, 2016, so long as Mr. Waldman continues to provide services to the company. Mr. Shulman's award granted on September 6, 2012 vests at the rate of 12/48th of the original number of shares on November 1, 2013, and thereafter at the rate of 3/48th of the original number of shares on the first day of each quarterly period of February, May, August, and November, commencing February 1, 2014, with the last 3/48th of the original number of shares vesting on November 1, 2016, so long as Mr. Shulman continues to provide services to the company.

(2)
Represents the grant date fair value of restricted stock units granted in 2012 calculated in accordance with the provisions of FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

2012 Outstanding Equity Awards At Fiscal Year-End Table

        The following table provides information on the stock options and restricted stock units held by each of our named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Vesting Commencement Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested (#)
Eyal Waldman	10/26/2006	114,284	0	9.19	10/26/2016
	12/26/2008	90,000	0	8.23	12/26/2018
	4/22/2009	40,972	0	10.23	4/22/2019
						1/1/2010	13,125	779,363
						5/1/2011	31,249	1,855,566
						2/1/2012	84,000	4,987,920
Jacob Shulman	12/26/2008	2,579	0	8.23	12/26/2018
	4/22/2009	12,590	0	10.23	4/22/2019
						1/1/2010	900	53,442
						5/1/2011	2,845	168,817
						2/1/2012	5,000	296,900
						2/1/2012	2,000	118,760
						11/1/2012	12,000	712,560
Michael Gray	10/26/2006	7,308	0	9.19	10/26/2016
	12/26/2008	6,052	0	8.23	12/26/2018
	4/22/2009	24,525	0	10.23	4/22/2019
						1/1/2010	3,500	207,830
						5/1/2011	8,750	519,575
						2/1/2012	14,000	831,320
Marc Sultzbaugh	12/26/2008	1,739	0	8.23	12/26/2018
	4/22/2009	85,317	0	10.23	4/22/2019
						1/1/2010	3,500	207,830
						5/1/2011	8,750	519,575
						2/1/2012	25,000	1,484,500
Roni Ashuri	12/26/2008	18,255	0	8.23	12/26/2018
	4/22/2009	24,793	0	10.23	4/22/2019
						1/1/2010	3,208	190,491
						5/1/2011	7,812	463,877
						2/1/2012	13,000	771,940
Shai Cohen	12/26/2008	19,113	0	8.23	12/26/2018
	4/22/2009	30,578	0	10.23	4/22/2019
						1/1/2010	3,500	207,830
						5/1/2011	8,750	519,575
						2/1/2012	15,000	890,700

(1)
Restricted stock units with a vesting commencement date of January 1, 2010 vest with respect to 13/48th of the original number of ordinary shares subject thereto on February 1, 2011 and thereafter at a rate of 3/48th of the original number of shares on the first day of each quarterly period of May, August, November and February commencing on May 1, 2011, with the last 2/48th of the original number of shares vesting on January 1, 2014. Restricted stock units with a vesting commencement date of May 1,

  2011 vest with respect to 12/48th of the original number of ordinary shares subject thereto on May 1, 2012 and thereafter at a rate of 3/48th of the original number of shares on the first day of each quarterly period of August, November, February and May commencing on August 1, 2012, with the last 3/48th of the original number of shares vesting on May 1, 2015. Restricted stock units with a vesting commencement date of February 1, 2012 vest with respect to 12/48th of the original number of ordinary shares subject thereto on February 1, 2013 and thereafter at a rate of 3/48th of the original number of shares on the first day of each quarterly period of May, August, November, and February commencing on May 1, 2013, with the last 3/48th of the original number of shares vesting on February 1, 2016. Restricted stock units with a vesting commencement date of November 1, 2012 vest with respect to 12/48th of the original number of ordinary shares subject thereto on November 1, 2013 and thereafter at a rate of 3/48th of the original number of shares on the first day of each quarterly period of February, May, August, and November, commencing on February 1, 2014, with the last 3/48th of the original number of shares vesting on February 1, 2016.

  2012 Option Exercises and Shares Vested Table

          The following table summarizes share option exercises by our named executive officers in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eyal Waldman	0	0	30,002	2,069,849.89
Jacob Shulman	17,828	677,121	2,480	171,026.61
Michael Gray	35,357	1,980,839	8,250	569,106.25
Marc Sultzbaugh	44,465	3,243,446	8,250	569,106.25
Roni Ashuri	28,000	1,587,088	7,438	513,115.17
Shai Cohen	32,857	1,962,626	8,250	569,106.25

(1)
The value realized upon exercise is the difference between the option exercise price and the market price of the underlying shares at exercise multiplied by the number of shares covered by the exercised option.

(2)
Represents the vesting date closing market price of our ordinary shares multiplied by the number of shares that have vested.

Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

        None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination Following a Change of Control

        The following table sets forth quantitative estimates of the benefits to be received by each of our named executive officers under the executive severance benefits agreements described above, if his employment were terminated without cause or constructively terminated (as these terms are defined in the executive severance benefits agreements) on December 31, 2012, assuming that such termination occurred during the 12-month period following a change of control (as such term is defined in the executive severance benefits agreements) of our company. With respect to Mr. Gray, amounts represent the actual benefits Mr. Gray received in connection with his retirement. Such benefits are in addition to any payments or other benefits that our employees, including our named executive officers, who reside in Israel may be entitled to receive under applicable Israeli law. For more information, see "—Change of Control Severance Arrangements."

Name	Salary Continuation ($)	COBRA Coverage ($)	Israeli Severance Benefits ($)	Value of Accelerated Equity Awards ($)(1)	Total ($)
Eyal Waldman	279,000	6,410	402,124	3,811,424	4,498,958
Jacob Shulman	150,000	22,183	0	675,240	847,442
Michael Gray (Actual Retirement)	0	0	0	0	0
Marc Sultzbaugh	163,800	15,693	0	1,105,953	1,285,446
Roni Ashuri	124,200	0	243,445	713,154	1,080,799
Shai Cohen	129,600	0	251,992	809,053	1,190,645

(1)
The value of accelerated equity awards represents the aggregate intrinsic value of each named executive officer's unvested options and restricted stock units as of December 31, 2012. The intrinsic value with respect to each option is the positive difference, if any, between the aggregate exercise price of the option and the aggregate fair market value of the ordinary shares subject to the option as of December 31, 2012. The value of the acceleration of vesting of unvested restricted stock units is based on the closing price of our common stock on December 31, 2012. The closing price of our ordinary shares on December 31, 2012, the last day of trading in 2012, was $59.38 per share.

Equity Compensation Plan Information

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(2)	5,049,082	(3)	29.74	918,275
Equity compensation plans not approved by security holders	0		0	0

Total	5,049,082		29.74	918,275

(1)
Reflects weighted average price of options only.

(2)
Consists of 1999 United States Equity Incentive Plan, 1999 Israeli Share Option Plan, 2003 Israeli Share Option Plan, Global Share Incentive Plan (2006) and Global Share Incentive Assumption Plan (2010).

(3)
Consists of 3,285,922 options and 1,763,160 restricted stock units.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

        The following table provides information relating to the beneficial ownership of our ordinary shares as of January 31, 2013, by:

  •
  each shareholder known by us to own beneficially more than 5% of our ordinary shares (based on information supplied in Schedules 13D and 13G filed with the SEC, as indicated);

  •
  each of our executive officers named in the summary compensation table on page 38 (our principal executive officer, our principal financial officer and our three other most highly compensated executive officers);

  •
  each of our directors and nominees for director; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days of January 31, 2013. Except as indicated by footnote, and subject to community property laws where applicable, we believe the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

        Unless otherwise indicated below, the address for each beneficial owner listed is c/o Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, Attention: Chief Financial Officer.

	Beneficial Ownership
Name of Beneficial Owner	Ordinary Shares	Options Exercisable within 60 Days	Restricted Stock Units Vesting within 60 Days	Shares Beneficially Owned	Percentage of Shares Outstanding(1)
5% Shareholders:
FMR LLC(2) 82 Devonshire Street Boston, MA 02109	5,820,136	—	—	5,820,136	13.76%
Oracle Corporation(3) 500 Oracle Parkway Redwood City, CA 94065	3,782,800	—	—	3,782,800	9.84%
Migdal Insurance & Financial
Holdings Ltd(4)	3,138,211	—	—	3,138,211	7.90%
4 Efal Street
P.O. Box 3063
Petach Tikva 49512, Israel
Psagot Investment House Ltd(5) 14 Ahad Ha'am Street Tel Aviv 65142, Israel	2,452,092	—	—	2,452,092	6.17%
Executive Officers, Directors and Nominees for Director:
Eyal Waldman(6)	1,467,897	245,256	26,936	1,740,089	4.06%
Roni Ashuri	166,480	43,048	4,718	214,246	*
Dov Baharav	2,500	7,889	834	11,223	*
Shai Cohen	177,749	49,691	5,375	232,815	*
Glenda Dorchak	5,333	47,142	834	53,309	*
Irwin Federman	39,966	—	834	40,800	*
Amal M. Johnson	18,333	74,998	834	94,165	*
Thomas J. Riordan	42,877	21,428	834	65,139	*
Jacob Shulman	9,822	15,169	2,227	27,218	*
Marc Sultzbaugh	10,763	87,056	7,875	105,694	*
Thomas Weatherford	7,916	20,118	834	28,868	*
All executive officers and directors as a group (12 persons)	2,069,743	660,747	56,853	2,787,343	6.43%
Former Executive Officer:
Michael Gray(7)	439	25,385	5,125	30,949	*

*
Represents beneficial ownership of less than one percent (1%) of the outstanding ordinary shares.

(1)
The applicable percentage ownership for members of our board of directors and named executive officers is based on 42,626,181 ordinary shares outstanding as of January 31, 2013, together with applicable options and restricted stock units for such shareholder. The applicable percentage ownership for the other beneficial owners listed in the table is based on the number of outstanding shares as of the dates indicated in the relevant Schedules 13D and 13G filings described in footnotes 2 through 5 below. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Ordinary shares subject to the options currently exercisable, or exercisable within 60 days of January 31, 2013, and ordinary shares underlying restricted stock units that vest within 60 days of January 31,

  2013 are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
This information is as of December 31, 2012 and is based on Amendment No. 6 of the Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC ("FMR"), Fidelity Management & Research Company ("Fidelity"), Fidelity Growth Company Fund ("Fidelity Growth") and Edward C. Johnson 3d, pursuant to a joint filing agreement. Fidelity, a wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 5,820,136 ordinary shares as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth, amounted to 4,231,289 ordinary shares. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 5,820,136 ordinary shares owned by FMR funds. Members of the family of Edward C. Johnson 3d, chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders of FMR have entered into a shareholders' voting agreement under which all Series B voting common shares of FMR will be voted in accordance with the majority vote of Series B voting common shares of FMR. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees. Fidelity, FMR and Fidelity Growth have their principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. PGATC has its principal business office at 900 Salem Street, Smithfield, Rhode Island 02917.

(3)
This information is as of September 22, 2011 and is based on the Schedule 13D/A filed with the SEC on such date by Oracle Corporation ("Oracle"). Oracle is the beneficial owner and has sole power to dispose of the 3,782,800 ordinary shares owned by Oracle.

(4)
This information is as of December 31, 2012 and is based on the Schedule 13G filed with the SEC on February 12, 2013 by Migdal Insurance & Financial Holdings Ltd ("Migdal"). Migdal is the beneficial owner of 3,138,211 shares, of which 81,887 are beneficially held for Migdal's own account and 3,056,324 shares are held for members of the public through, among others, provident funds, mutual funds, pension funds and insurance policies, which are managed by subsidiaries of Migdal, as follows: 1,807,472 shares are held by profit participating life assurance accounts; 1,113,894 shares are held by provident funds and companies that manage provident funds; and 134,958 shares are held by companies for the management of funds for joint investments in trusteeship. Each of the subsidiaries operates under independent management and makes independent voting and investment decisions.

(5)
This information is as of December 31, 2012 and is based on Amendment No. 1 of the Schedule 13G/A filed with the SEC on February 13, 2013 by Psagot Investment House Ltd. ("Psagot"). 2,452,092 shares are beneficially owned by portfolio accounts, mutual funds, provident funds and pension funds managed by Psagot's wholly-owned subsidiaries, Psagot Securities Ltd., Psagot Mutual Funds Ltd., Psagot Provident Funds and Pension Ltd., and Psagot Pension (Haal) Ltd., and by Psagot Exchange Traded Notes Ltd. (collectively, the "Psagot Subsidiaries"). Portfolio accounts managed by Psagot Securities Ltd. are the beneficial owners of 1,320,266 shares. Provident funds managed by Psagot Provident Funds and Pension Ltd. are the beneficial owners of 729,916 shares. Psagot Exchange Traded Notes Ltd. is the beneficial owner of 330,618 shares. Mutual funds managed by Psagot Mutual Funds Ltd. are the beneficial owners of 56,976 shares. Of this amount, 9,700 shares may also be considered beneficially owned by Psagot Securities Ltd. but are not included in the shares beneficially owned by Psagot Securities Ltd., as indicated above.

  Pension funds managed by Psagot Pension (Haal) Ltd. are the beneficial owners of 14,316 shares. The Psagot Subsidiaries operate under independent management and make their own independent voting and investment decisions, and any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the owners of portfolio accounts, the holders of the exchange-traded notes, or for the benefit of the members of the mutual funds, provident funds or pension funds, as the case may be.

(6)
Includes 1,426,043 ordinary shares held by Waldo Holdings 2, a general partnership formed pursuant to the laws of Israel, of which Mr. Waldman is a general partner. Mr. Waldman has sole voting and dispositive power over all of the shares.

(7)
Includes 439 ordinary shares held by the M&M Gray Family 2001 Trust U/T/A, for which Mr. Gray is a trustee. Mr. Gray retired from his position as our chief financial officer in November 2012.

Compliance with Section 16(a) Filing Requirements

        Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the fiscal year 2012, we believe that all directors, executive officers and persons who own more than 10% of our ordinary shares have complied with the reporting requirements of Section 16(a), except that a Form 4 reporting a grant of restricted stock units to Mr. Waldman, as approved by the shareholders at the annual general meeting on May 14, 2012, was filed late, on May 31, 2012.

EXECUTIVE OFFICERS

        Set forth below is certain information regarding each of our executive officers as of April 1, 2013.

Name	Age	Position(s)
Eyal Waldman	52	President, Chief Executive Officer and Chairman of the Board of Directors
Roni Ashuri	53	Vice President of Engineering
Shai Cohen	49	Chief Operating Officer
Michael Kagan	55	Chief Technology Officer and Vice President of Architecture
Jacob Shulman	42	Chief Financial Officer
Marc Sultzbaugh	49	Vice President of Worldwide Sales

        Eyal Waldman is a co-founder of Mellanox, and has served as our president, chief executive officer and chairman of our board of directors since March 1999. From March 1993 to February 1999, Mr. Waldman served as vice president of engineering and was a co-founder of Galileo Technology Ltd., or Galileo, a semiconductor company, which was acquired by Marvell Technology Group, Ltd. in January 2001. From August 1989 to March 1993, Mr. Waldman held a number of design and architecture related positions at Intel Corporation, a manufacturer of computer, networking and communications products. Mr. Waldman also previously served on the board of directors of a number of private companies. Mr. Waldman holds a Bachelor of Science in Electrical Engineering and a Master of Science in Electrical Engineering from the Technion—Israel Institute of Technology. Mr. Waldman is located in Israel.

        Roni Ashuri is a co-founder of Mellanox and has served as our vice president of engineering since June 1999. From March 1998 to May 1999, Mr. Ashuri served as product line director of system controllers at Galileo. From May 1987 to February 1998, Mr. Ashuri worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a cache controller group staff member. Mr. Ashuri holds a Bachelor of Science in Electrical Engineering from the Technion—Israel Institute of Technology. Mr. Ashuri is located in Israel.

        Shai Cohen is a co-founder of Mellanox and has served as our chief operating officer since May 2011. Previously, Mr. Cohen served as our vice president of operations and engineering from June 1999 until May 2011. From September 1989 to May 1999, Mr. Cohen worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a circuit design manager at the cache controllers group. Mr. Cohen holds a Bachelor of Science in Electrical Engineering from the Technion—Israel Institute of Technology. Mr. Cohen is located in Israel.

        Michael Kagan is a co-founder of Mellanox and has served as our chief technology officer and vice president of architecture since January 2009. Previously, Mr. Kagan served as our vice president of architecture from May 1999 to December 2008. From August 1983 to April 1999, Mr. Kagan held a number of architecture and design positions at Intel Corporation. While at Intel Corporation, between March 1993 and June 1996, Mr. Kagan managed Pentium MMX design, and from July 1996 to April 1999, he managed the architecture team of the Basic PC product group. Mr. Kagan holds a Bachelor of Science in Electrical Engineering from the Technion—Israel Institute of Technology. Mr. Kagan is located in Israel.

        Jacob Shulman has served as our chief financial officer since November 2012. Mr. Shulman joined Mellanox in June 2007 as our corporate controller and served as our vice president of finance from March 2012 until November 2012. From 2005 to 2007, Mr. Shulman was corporate controller at Atrica, a telecom company that was purchased by Nokia Siemens. Prior to Atrica, Mr. Shulman spent seven years in senior finance positions, including controller and divisional chief financial officer positions with Matav Cable Systems, Thyssenkrupp and Guava Technologies. Mr. Shulman's background also includes five years of audit-related work with Ernst & Young LLP and Deloitte & Touche LLP. Mr. Shulman is located in the United States.

        Marc Sultzbaugh has served as our vice president of worldwide sales since April 2007. Mr. Sultzbaugh joined Mellanox in 2001 as director of high performance computing and director of central area sales and was later promoted to senior director of sales in October 2005. Prior to joining Mellanox, he held various executive sales and marketing positions with Brooktree Semiconductor. From 1985 to 1989, Mr. Sultzbaugh was an engineer at AT&T Microelectronics. He holds a Bachelor of Science degree in Electrical Engineering from The University of Missouri-Rolla and a Masters of Business Administration from The University of California, Irvine. Mr. Sultzbaugh is located in the United States.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Director Independence

        The board of directors consists of seven directors. Our board of directors has determined that each of our current directors other than Mr. Waldman, our president, chief executive officer and chairman of the board of directors, is independent under the director independence standards of The NASDAQ Stock Market.

        The Companies Law provides that our board of directors is required to determine how many of our members of the board of directors should be required to have financial and accounting expertise, in addition to an outside director with financial and accounting expertise. Our board of directors has determined that at least one member of our board of directors (excluding outside directors) should be required to have financial and accounting expertise. Each member of the audit committee of our board of directors has financial and accounting expertise as defined under Israeli law.

Board Leadership Structure

        Mr. Waldman is a co-founder of the company and has served as our president, chief executive officer and chairman of the board of directors since March 1999. The board of directors has determined that this is the most effective leadership structure for the company at the present time, taking into consideration the efficiencies associated with the company's co-founder and chief executive officer serving as chairman of the board of directors and the active role of the remaining directors, each of whom is independent. As the chief executive officer, Mr. Waldman has detailed knowledge of the risks, opportunities and challenges facing the company and is, therefore, the most appropriate person to identify strategic priorities and to develop an agenda that ensures that the board of directors' time and attention are focused on critical matters. The combined role also facilitates the flow of information between management and the board of directors and ensures clear accountability for the execution of the company's strategy.

        The board of directors acts independently of management. In March 2010, the board of directors designated Irwin Federman as lead independent director, which we believe further contributes to the board's independence. The board of directors regularly holds independent director sessions of the board without members of management present. In addition, each of the committees of the board of directors comprises only independent directors.

Risk Oversight

        The board of directors oversees the company's risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them. In its risk oversight role, the board of directors reviews annually the company's strategic plan, which includes an assessment of potential risks facing the company. While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the audit committee focuses on financial risk, including internal controls, as described below under the section titled "—Audit Committee." In addition, in setting compensation, the compensation committee strives to create incentives that do not encourage risk-taking behavior that is inconsistent with the company's business strategy. Each committee regularly reports to the full board of directors.

Committees of the Board of Directors

        Our board of directors has four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the technology, strategy and M&A committee. From time to time, the board of directors may also create various ad hoc committees for special purposes. The membership of each of the four standing committees of the board of directors as of April 1, 2013 is set forth below:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Technology, Strategy and M&A Committee
Dov Baharav	Member	Member	—	Member
Glenda Dorchak	—	Member	Chairman	—
Irwin Federman	Member	—	—	Member
Amal M. Johnson	Member	Chairman	—	—
Thomas Riordan	Member	Member	Member	Chairman
Thomas Weatherford	Chairman	—	Member	—

        Mr. Waldman is not a member of any standing committee of our board of directors.

Audit Committee

        Our board of directors must appoint an audit committee comprised of at least three directors including all of the outside directors. Under the Companies Law, the chairman of the board of directors, the controlling shareholder or his or her relative and any director employed by the company or its controlling shareholder or an entity controlled by the controlling shareholder or any director who provides services on a regular basis to to the company, its controlling shareholder or an entity controlled by the controlling shareholder and any director whose principal livelihood is derived from such controlling shareholder may not be a member of the audit committee.

        A majority of the members of the audit committee must be "Independent Directors," and the chairman of the audit committee must be an "Outside Director" (each as defined under the Companies Law). In 2011, companies listed on both the TASE and The NASDAQ Stock Market were granted an exemption that was adopted in the Companies Regulations, pursuant to which the chairman of our audit committee may be an Independent Director (and not an Outside Director) until September 14, 2014. All of the members of our audit committee satisfy the criteria of an "Independent Director" (as defined under the Companies Law). The Companies Law further provides that the quorum for discussions and adoption of resolutions by the audit committee is a majority of the audit committee members, provided that a majority of those present are Independent Directors and at least one of them is an Outside Director (each as defined under the Companies Law). The Companies Law also provides restrictions as to who may be present at meetings of the audit committee.

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, our audit committee evaluates the independent auditors' qualifications, independence and performance, determines the engagement of the independent auditors, reviews and approves the scope of the annual audit and the audit fee, discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, approves the retention of the independent auditors to perform any proposed permissible non-audit services, monitors the rotation of partners of the independent auditors on the Mellanox engagement team as required by law, reviews our critical accounting policies and estimates, oversees our internal audit function, reviews, approves and monitors our code of ethics and "whistleblower" procedures for the treatment of reports of concerns regarding questionable accounting or auditing matters and annually reviews the audit committee charter and the committee's performance.

        In addition, our audit committee reviews and, where required, approves related party transactions on an ongoing basis as required by the Companies Law and the regulations promulgated thereunder and as required by The NASDAQ Listing Rules. Under the Companies Law, our audit committee must approve specified actions and transactions with office holders and controlling shareholders or in which an office holder or controlling shareholder has a personal interest. The audit committee is also required to determine whether any such action is material and whether any such transaction is an extraordinary transaction, for the purpose of approving such action or transaction as required by the Companies Law. Our audit committee may not approve any such action or transaction, unless, at the time of approval, the audit committee complies with the requirements for composition and presence at audit committee meetings. Under the Companies Law, a "controlling shareholder" is a shareholder who has the ability to direct the company's activity, excluding an ability deriving merely from holding an office of director or another office in the company, and a person will be presumed to control the company if he holds 50% or more of (i) our voting rights or (ii) the rights to appoint our directors or general managers. For the purpose of "transactions with an interested party," the definition also includes a shareholder that owns 25% or more of the voting rights in the general meeting of the company, if there is no other person who holds more than 50% of the voting rights in the company. Two or more persons holding voting rights in the company each of which has a personal interest in the approval of the transaction being brought for approval of the company will be considered to be joint holders.

        Additionally, under the Companies Law, the role of the audit committee is, among other things, to identify any irregularities in the business management of the company in consultation with the company's independent accountants or internal auditor and to suggest an appropriate course of action. Our audit committee charter allows the committee to rely on interviews and consultations with our management, our internal auditor and our independent public accountant and does not obligate the committee to conduct any independent investigation or verification.

        All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our board has determined that Mr. Weatherford is an audit committee financial expert as defined by the SEC rules and has the requisite financial sophistication as defined by The NASDAQ Stock Market rules and regulations. Our board has determined that each of Ms. Johnson and Mr. Riordan, as an outside director, has the requisite financial and accounting expertise required under the Companies Law. Our board has also determined that each of the members of our audit committee is independent within the meaning of the independent director standards of The NASDAQ Stock Market and the SEC. Our board of directors has adopted a written charter for the audit committee. A copy of the charter is available on our website at www.mellanox.com under "Investor Relations—Corporate Governance."

Compensation Committee

        Under the Companies Law, our board of directors must appoint a compensation committee comprised of at least three directors including all of the outside directors. In addition, the chairman of the board of directors, the controlling shareholder or his or her relative and any director employed by the company or its controlling shareholder or an entity controlled by the controlling shareholder or any director who provides services on a regular basis to the company, its controlling shareholder or an entity controlled by the controlling shareholder and any director whose principal livelihood is derived from such controlling shareholder, may not be a member of the compensation committee. The chairperson of the compensation committee must be an "Outside Director" (as defined under the Companies Law). The Companies Law also provides restrictions as to who may be present at meetings of the compensation committee.

        Our compensation committee reviews and recommends our programs, policies and practices relating to compensation and benefits of our officers and employees. The compensation committee, in consultation with our chief executive officer (other than with regard to his own compensation) and our board of directors, decides how much cash compensation should be part of each officer's total compensation by comparing the officer's compensation against a peer group of companies listed in the survey data we utilize and considering the relative importance of short-term incentives. In addition, the compensation committee, in consultation with our chief executive officer (other than with regard to his own compensation), makes recommendations to our board of directors regarding equity-based compensation to align the interests of our management with shareholders, considering each officer's equity holdings. The compensation committee also manages the issuance of share options and other awards under our equity incentive plans. Under the Companies Law and subject to its provisions, compensation for officers (other than directors and chief executive officer) is required to be approved by the compensation committee and the board of directors. Compensation for our chief executive officer is required to be approved by the shareholders, following the approval by the board of directors and compensation committee. The compensation committee also has authority to retain, obtain the advice of and fund compensation consultants, independent legal counsel and other advisers and is generally responsible for considering the independence of such advisers prior to selecting or receiving advice from them. The compensation committee will review and evaluate, at least annually, the goals and objectives of our incentive compensation plans and monitors the results against the approved goals and objectives. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, The NASDAQ Stock Market and the U.S. Internal Revenue Code. Our board of directors has adopted a written charter for the compensation committee. A copy of the charter is available on our website at www.mellanox.com under "Investor Relations—Corporate Governance."

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the composition and organization of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning governance matters. We believe that the composition of our nominating and corporate governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with, the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our board of directors has adopted a written charter for the nominating and corporate governance committee. A copy of the charter is available on our website at www.mellanox.com under "Investor Relations—Corporate Governance."

Technology, Strategy and M&A Committee

        Our technology, strategy and M&A committee, which we established in November 2012, assists our chief executive officer and his staff in reviewing and discussing technology plans, decisions and potential transactions. The technology, strategy and M&A committee's responsibilities include providing general counsel and commentary on our competitiveness, the strength and competitiveness of our engineering processes and disciplines, our technology planning processes to support our growth objectives, our engineering leadership strategy and technology aspects pertinent to potential strategic investments, mergers and acquisitions. Our board of directors has not adopted a written charter for the technology, strategy and M&A committee.

Meetings Attended by Directors

        The board of directors held a total of nine meetings during 2012. The audit committee, compensation committee and nominating and corporate governance committee held ten, six and three meetings, respectively, during 2012. The technology, strategy and M&A committee did not hold any meetings during 2012. During 2012, each of our directors attended or participated in at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by the committees of the board of directors on which he or she served.

        Our directors are encouraged to attend our annual general meeting of shareholders although we do not maintain a formal policy regarding director attendance at the annual general meeting of shareholders. In 2012, none of our directors attended the annual general meeting of shareholders.

Consideration of Director Nominees

        Shareholder Nominations and Recommendations.    Our amended and restated articles of association set forth the procedure for the proper submission of shareholder nominations for membership on the board of directors as previously discussed. In addition, the nominating and corporate governance committee may consider properly submitted shareholder recommendations for candidates for membership on the board of directors. A shareholder may make such a recommendation by submitting the following information to the secretary of the company at the offices of Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085: the name and address of both the shareholder who intends to make the nomination and of the person or persons to be nominated; a representation that the recommending shareholder is a holder of record of our ordinary shares and is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the candidate; if applicable, a description of all arrangements or understandings between the shareholder and each nominee pursuant to which nominations are to be made by the shareholder; the consent of each nominee to serve as a director if so elected; and a declaration signed by each nominee declaring that there is no limitation under the Companies Law for the appointment of such nominee. Shareholders are also advised to review our amended and restated articles of association, which contain additional requirements with respect to shareholder nominees for our board of directors. The chairman of the board of directors may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

        Director Qualifications.    Members of the board of directors should have the highest professional and personal ethics and values and conduct themselves in a manner that is consistent with our Code of Business Conduct and Ethics. While the nominating and corporate governance committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a board of directors that comprises directors who have: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly- traded company in today's business environment; experience in the company's industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of the company's operations; and practical and mature business judgment, including ability to make independent analytical inquiries.

        Identifying and Evaluating Director Nominees.    Although candidates for nomination to the board of directors typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the board of directors through professional search firms, shareholders or other persons. The nominating and corporate governance committee reviews the qualifications of any candidates who have been properly brought to the committee's attention. Such review may, at the committee's discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper. The nominating and corporate governance committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. In evaluating the qualifications of the candidates, the committee considers many factors, including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by shareholders are evaluated by the committee using the same criteria as other candidates. In addition, under the Companies Law, if at the time for the appointment of outside directors all members of the board of directors, which are not the controlling shareholders of the company or their relatives, are of the same gender, then at least one of the outside directors to be appointed must be of the other gender.

Code of Business Conduct and Ethics

        We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees and satisfies SEC rules for a "code of ethics" required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the NASDAQ listing standards requirement for a "code of conduct." The code is available on our website at www.mellanox.com under "Investor Relations—Corporate Governance." We will post any amendment to the code, as well as any waivers that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market, on our website.

Risk Assessment and Compensation Practices

        Our management assessed and discussed with our compensation committee and board of directors the company's compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the company in the future.

        Our employees' base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our internal controls help mitigate this risk and our performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success and do not encourage unnecessary or excessive risk-taking.

        A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that are important to help further align our employees' interests with those of our shareholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our share price. In addition, we generally stagger grants of equity-based awards and subject them to long-term vesting schedules to help ensure that employees have significant value tied to the long-term performance of our ordinary shares.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Certain Relationships and Related Transactions

        In our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our ordinary shares or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. For a description of our related party transactions procedures, see "—Audit Committee."

Family Relationships

        There are no family relationships among any of our directors or executive officers.

Communications with the Board of Directors

        We provide a process for shareholders to send communications to our board of directors, any committee of our board of directors or any individual director, including non-employee directors. Shareholders may communicate with our board of directors by writing to: Board of Directors, c/o Corporate Secretary, Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085. The secretary will forward correspondence to our board of directors, one of the committees of our board of directors or an individual director, as the case may be, or, if the secretary determines in accordance with his best judgment that the matter can be addressed by management, then to the appropriate executive officer.

Director Compensation

        In October 2006, our board of directors adopted a compensation program for non-employee directors which became effective on February 6, 2007 and was last amended at our 2010 annual general meeting of shareholders. Pursuant to the revised compensation program, each member of our board of directors who is not our employee received the following cash compensation for board services, as applicable:

  •
  $35,000 per year for service as a board member;

  •
  $25,000 per year for service as chairperson of the audit committee, $14,000 per year each for service as chairperson of the compensation and of the nominating and corporate governance committees;

  •
  $5,000 per year for service as a member of the audit committee and $3,000 per year each for service as a member of the compensation and of the nominating and corporate governance committees; and

  •
  reimbursement for expenses incurred in connection with attending board and committee meetings.

        The foregoing amounts represent the annual compensation we paid to non-employee directors for fiscal year 2012. No fees are paid for each board or committee meeting attended.

        Effective January 1, 2013, except with respect to outside directors under the Companies Law, for whom the following changes will be effective only from the date of their reappointment as outside directors, our board of directors and our compensation committee adopted a cash compensation program for non-employee directors subject to shareholder approval of Proposal Seven of this proxy statement. Pursuant to this program, each member of our board of directors who is not our employee will receive the following cash compensation for board services, including service on our recently established technology, strategy and M&A committee, as applicable:

  •
  $35,000 per year for service as a board member;

  •
  $25,000 per year for service as chairperson of the audit committee, $14,000 per year for service as chairperson of the compensation committee, $7,000 per year for service as chairperson of the nominating and corporate governance committee and $7,000 per year for service as chairperson of the technology, strategy and M&A committee;

  •
  $5,000 per year for service as a member of the audit committee, $4,000 per year for service as a member of the compensation committee and $3,000 per year for service as a member of the nominating and corporate governance committee and $3,000 per year for service as a member of the technology, strategy and M&A committee; and

  •
  reimbursement for expenses incurred in connection with attending board and committee meetings.

        In addition to cash compensation, each of our non-employee directors receive initial and annual, automatic, non-discretionary grants pursuant to our Non-Employee Director Option Grant Policy, which was established under our Global Share Incentive Plan (2006), of nonqualified share options, in the case of non-employee directors who are U.S. taxpayers, and options that qualify in accordance with Section 102 of the Israeli Tax Ordinance, 1961, in the case of non-employee directors who are Israeli taxpayers. On January 26, 2010, the board of directors amended the Non-Employee Director Grant Policy, effective as of the date of the 2010 annual general meeting of shareholders. The amendment of the Non-Employee Director Grant Policy was approved by shareholders at the 2010 annual general meeting. Pursuant to the Non-Employee Director Grant Policy, each new non-employee director will receive an option to purchase 50,000 ordinary shares as of the date he or she first becomes a non-employee director, which will begin vesting immediately in equal monthly increments over the 36 months following such appointment and will be 100% vested on the 36-month anniversary of such appointment provided the director continues to serve as a non-employee director. In addition, following the date of each annual general meeting, each individual who continues to serve as a non-employee director on such date will receive an award of 5,000 restricted stock units, which will begin vesting immediately in equal monthly increments over the 12 months following such meeting and will be 100% vested on the 12-month anniversary of the grant date provided the director continues to serve as a non-employee director.

        The exercise price of each equity award granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by such award. Equity awards will have a maximum term of 10 years measured from the grant date, subject to earlier termination in the event of the director's cessation of service to our company.

        Under our Non-Employee Director Option Grant Policy, our directors will have a three-month period following cessation of service to our company in which to exercise any outstanding vested options, except in the case of a director's death or disability, in which case the options will be exercisable by the director or his or her estate or beneficiary for a 12-month period following the cessation of services. Options and restricted stock units granted to our non-employee directors pursuant to our Non-Employee Director Option Grant Policy will fully vest and become immediately exercisable upon a change in control of our company.

        The compensation of our outside directors, Ms. Johnson and Mr. Riordan, is subject to restrictions imposed by Israeli law and cannot, among other things, be less than the lowest compensation paid to any other non-executive director at the time of determination of the outside directors' compensation.

        The table below sets forth information regarding compensation provided by us to our non-employee directors during the year ended December 31, 2012.

 Director Compensation in Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Thomas Riordan	48,500	290,850	339,350
Thomas Weatherford	63,000	290,850	353,850
Irwin Federman	43,000	290,850	333,850
Dov Baharav	44,500	290,850	335,350
Amal M. Johnson	48,500	290,850	339,350
Glenda Dorchak	43,000	290,850	333,850

(1)
Amounts shown in this column represent the fair value of restricted stock units granted during 2012. The fair value of the restricted stock units is based on the closing market price of our ordinary shares on the grant date, as calculated under FASB ASC Topic 718.

        The aggregate number of ordinary shares subject to outstanding option awards for each person in the table set forth above as of December 31, 2012 is as follows:

Name	Shares Subject to Outstanding Options as of 12/31/12 (#)	Shares Subject to Unvested Restricted Stock Units as of 12/31/12 (#)
Thomas Riordan	21,428	2,083
Thomas Weatherford	20,118	2,083
Irwin Federman	0	2,083
Dov Baharav	19,000	2,083
Amal M. Johnson	74,998	2,083
Glenda Dorchak	47,142	2,083

        This proxy statement contains "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on the company's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by the company. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and in our periodic reports on Form 10-Q.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the SEC's public reference rooms. Our SEC filings are also available to the public at the SEC's website at www.sec.gov and through our website at www.mellanox.com.

 OTHER MATTERS

        As of the date of this proxy statement, no shareholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the meeting. Accordingly, the only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement.

        If any other matter or matters are properly brought before the meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

By order of the board of directors,

Alan C. Mendelson Secretary

Menlo Park, California
April     , 2013

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 MELLANOX TECHNOLOGIES, LTD. PROXY FOR THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned shareholder of Mellanox Technologies, Ltd., an Israeli company, hereby acknowledges receipt of the Notice of 2013 Annual General Meeting of Shareholders and Proxy Statement each dated April _, 2013 and hereby appoints Eyal Waldman and Jacob Shulman, as each proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2013 Annual General Meeting of Shareholders of Mellanox Technologies, Ltd. to be held on May 13, 2013 at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time) at the offices of Mellanox Technologies, Ltd., located at Beit Mellanox, Yokneam, Israel 20692 and at any postponement or adjournment thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the other side. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the election of each director nominee (non-outside and outside) and "FOR" the approval of each other proposal set forth on the other side in accordance with the Board of Directors' recommendations. If the undersigned does not state otherwise, any additional business to properly come before the meeting will be voted in accordance with the best judgement of the proxies named herein. (Continued and to be signed on the reverse side)

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Director (Non-Outside): Eyal Waldman Dov Baharav Glenda Dorchak Irwin Federman Thomas Weatherford 2. Election of Outside Director: Amal M. Johnson Thomas J. Riordan 3. Approval of the appointment of Mr. Waldman as chairman of the board of directors for an additional three-year term. 4. Approval of a cash bonus to be paid to Mr. Waldman in the amount of $470,755 for services rendered for the fiscal year ended December 31, 2012. 5. Approval of the grant to Mr. Waldman of 65,000 restricted stock units. 6. Advisory approval of the compensation of Mellanox's named executive officers. 7. Approval of certain changes to the annual retainer fees paid to non-employee directors. 8. Approval of the appointment of PricewaterhouseCoopers LLP as Mellanox's independent registered public accounting firm for the fiscal year ending December 31, 2013. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF MELLANOX TECHNOLOGIES, LTD. May 13, 2013 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS (NON-OUTSIDE AND OUTSIDE) AND “FOR” PROPOSALS 3 THROUGH 8. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 00033333333333330000 0 051313 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at https://www.proxydocs.com/mlnx FOR AGAINST ABSTAIN